Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

FUSION-IO, INC.,

THUNDERBIRD ACQUISITION CORP.,

THUNDERBIRD MERGER SUB LLC,

IO TURBINE, INC.,

M. HELEN BRADLEY, AS STOCKHOLDER REPRESENTATIVE,

AND

U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT,

SOLELY WITH RESPECT TO SECTION 2.7(e) AND ARTICLE VIII

Dated as of August 4, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS

Exhibit A	Form of Key Employee Offer Letter

Exhibit B-1	Non-Competition Stockholders

Exhibit B-2	Form of Non-Competition Agreement

Exhibit C	Form 280G Waiver

Exhibit D	Form of Irrevocable Stockholder Consent

Exhibit E	Form of Certificate of Merger

Exhibit F	Form of LLC Certificate of Merger

Exhibit G	Form of Certificate of Originality

Exhibit H	Information Statement

Exhibit I	Stockholder Certificate

Exhibit J	Form of Director and Officer Resignation

Exhibit K	Legal Opinion

Exhibit L	Escrow Agent Fees

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TABLE OF DEFINED TERMS

Capitalized Term	Section
280G Payments	Recitals
280G Waiver	Recitals
Accredited Investor	6.1(a)
Action	3.16
Action of Divestiture	6.7(b)
Additional Merger Consideration Adjustment Amounts	1.1(2)
Affiliate	1.1(3)
Aggregate Cash Consideration	1.1(4)
Aggregate Stock Consideration	1.1(7)
Agreed Upon Loss	8.4(c)
Agreement	Preamble
Anti-Corruption and Anti-Bribery Laws	1.1(9)
Approval	1.1(10)
Assumed Options	2.7(f)(i)
Audited Financial	6.4
Authorized Common Share Number	3.2(a)
Authorized Preferred Share Number	3.2(a)
Available Cash Amount	1.1(11)
Basket Amount	8.3(a)
Books and Records	3.24
Business Day	1.1(12)
Cash Election Amount	1.1(13)
Cash Election Shares	1.1(14)
Cash Fraction	1.1(73)
Certificate of Incorporation	3.1(a)
Certificate of Merger	2.3
Certificates	2.9(a)
Certificates of Originality	3.12(w)
CFRA	1.1(15)
Charter Documents	3.1(a)
Claim Certificate	8.4(a)(i)
Closing	2.2
Closing Date	2.2
Closing Stockholder Approval	Recitals
COBRA	1.1(16)
Code	Recitals
Common Equivalent Stock Number	1.1(17)
Common Stock	1.1(18)
Company	1.1(19); Preamble
Company Authorizations	3.19
Company Capital Stock	1.1(20)
Company Debt	1.1(22)
Company Disclosure Letter	Article III
Company Employee Plan	1.1(23)
Company Indemnified Party	6.9
Company Intellectual Property	1.1(24)
Company Material Adverse Effect	1.1(25)

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Capitalized Term	Section
Company Option	1.1(26)
Company Registered Intellectual Property	3.12(c)
Company Restricted Stock	1.1(28)
Company Services	3.12(p)
Company Sites	3.12(p)
Company Technology	1.1(29)
Confidential Information	1.1(103)
Confidentiality Agreement	6.5
Conflict	3.5
Consent Fees	6.8
Consideration Allocation Principles	3.2(e)
Consideration Spreadsheet	6.3(b)
Consultant Proprietary Information Agreement	3.12(l)
Contaminants	3.12(t)
Continuing Employee	1.1(30)
Contract	1.1(31)
Contributor	3.12(l)
Current Balance Sheet	1.1(32)
Customer	3.23
Databases	1.1(103)
Delaware Law	2.1(a)
Director and Officer Resignation	6.9
Dissenting Share Payments	2.8
Dissenting Shares	2.8
DOL	1.1(33)
Domain Names	1.1(103)
Effect	1.1(25)
Effective Time	2.3
Effective Time Stockholder	1.1(34)
Election Deadline	6.2(b)
e-mail	10.1
Employee	1.1(35)
Employee Agreement	1.1(36)
Employee Proprietary Information Agreement	3.12(l)
End Date	9.1(c)
Environmental Laws	1.1(37)
ERISA	1.1(38)
ERISA Affiliate	1.1(39)
Escrow Agent	Preamble
Escrow Amount	1.1(40)
Escrow Period	8.5(b)
Exchange Documents	2.9(a)
Export Approvals	3.21
Final Surviving Entity	2.1(b)
Financials	3.7(a)
FIRPTA Compliance Certificate	6.12
First Step Merger	Recitals
FMLA	1.1(41)
Fundamental Representations	1.1(42)

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Capitalized Term	Section
GAAP	1.1(43)
Governmental Entity	3.6
Guarantee	1.1(44)
Hazardous Material	1.1(45)
HIPAA	1.1(46)
Indebtedness	1.1(47)
Indemnified Parties	8.2(a)
Indemnified Party	8.2(a)
Indemnifying Parties	8.2(a)
Intellectual Property	1.1(48)
Intellectual Property Rights	1.1(49)
Interim Surviving Corporation	2.1(a)
International Employee Plan	1.1(50)
Invention Assignment Agreement	1.1(51)
Inventions	1.1(103)
Irrevocable Stockholder Consents	Recitals
IRS	1.1(52)
Key Employee Offer Letters	Recitals
Key Employees	1.1(53)
Knowledge	1.1(54)
Law	1.1(55)
Lease Agreements	3.11(b)
Leased Real Property	3.11(a)
Liabilities	1.1(56)
Lien	1.1(57)
LLC Act	2.1(b)
LLC Certificate of Merger	2.3
LLC Merger Effective Time	2.3
Losses	1.1(58)
Made Available	1.1(59)
Material Contract	3.13(a)
Material Contracts	3.13(a)
Merger	Recitals
Merger Consideration	1.1(60)
Merger Sub One	Preamble
Merger Sub Two	Preamble
Merger Subs	Preamble
Mixed Election Share	1.1(62)
Non-Competition Agreements	Recitals
Object Code	1.1(63)
Objection Notice	8.4(a)(ii)
Open Source License	1.1(64)
Open Source Software	3.12(n)
Option Exchange Ratio	1.1(65)
Optionholder Notices	2.7(f)(iii)
Order	3.5
Parent	1.1(68); Preamble
Parent Common Stock	1.1(70)
Parent SEC Filings	4.7

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Capitalized Term	Section
parties	Preamble
party	Preamble
Patent Rights	1.1(49)
Paying Agent	2.9(a)
Pension Plan	1.1(72)
Per Share Adjusted Cash Election Consideration	1.1(73)
Per Share Cash Election Consideration	1.1(74)
Per Share Mixed Election Cash Consideration	1.1(76)
Per Share Mixed Election Consideration	1.1(77)
Per Share Mixed Election Stock Consideration	1.1(78)
Per Share Stock Election Consideration	1.1(79)
Person	1.1(80)
Personally Identifiable Information	3.12(p)
Plan	1.1(81)
Pre-Closing Tax Period	1.1(82)
Pre-Closing Taxes	1.1(83)
Preferred Stock	1.1(84)
Primary Obligor	1.1(44)
Privacy Laws and Standards	3.12(p)
Pro Rata Portion	1.1(85)
Registered Intellectual Property	1.1(86)
Related Agreements	1.1(87)
Representative Fund	1.1(89)
Representatives	1.1(88)
Requisite Stockholder Approval	3.4(c)
Returns	3.9(b)(i)
SEC	1.1(90)
Second Step Merger	Recitals
Section 409A	3.18(l)(i)
Securities Act	1.1(91)
Series A Preferred Stock	1.1(92)
Series B Preferred Stock	1.1(93)
Shrink Wrap Code	1.1(94)
Software	1.1(95)
Source Code	1.1(96)
Specified Representations	1.1(97)
Standard Form Agreements	3.12(g)
Standards Body	3.12(r)
Stock Election Shares	1.1(98)
Stockholder	1.1(99)
Stockholder Certificates	6.2(b)
Stockholder Representative	Preamble
Stockholder-Related Claims and Losses	1.1(100)
Straddle Period	1.1(101)
Subsidiary	1.1(102)
Survival Date	8.1
Tax	3.9(a)
Taxes	3.9(a)
Technology	1.1(103)

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Capitalized Term	Section
Terminating Employee Plans	6.10(a)
Third Party Claim	8.4(b)
Third Party Claim Notice	8.4(b)
Trademarks	1.1(103)
Trading Price	1.1(104)
Transaction Expenses	6.11
Treasury Regulations	Recitals
U.S. Bank	8.5(c)(ii)
United States Real Property Holding Corporation	3.9(b)(xi)
Unresolved Claims	8.5(b)
User Documentation	1.1(105)
WARN	1.1(106)
Works of Authorship	1.1(103)

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of August 4, 2011, by and among Fusion-io, Inc., a Delaware corporation (“Parent”), Thunderbird Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub One”), Thunderbird Merger Sub LLC (“Merger Sub Two,” and together with Merger Sub One, the “Merger Subs”), IO Turbine, Inc., a Delaware corporation (the “Company”), M. Helen Bradley as stockholder representative (the “Stockholder Representative”) and, solely with respect to Section 2.7(e) and Article VIII, U.S. Bank National Association as Escrow Agent (the “Escrow Agent,” and together with the Parent, the Merger Subs, the Company and the Stockholder Representative, collectively, the “parties,” and each individually, a “party”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.

RECITALS

A. Each of the respective board of directors or board of managers, as applicable, of Parent, the Merger Subs and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interests of their respective stockholders or, with respect to Merger Sub Two, its equityholders, to enter into this Agreement and consummate the transactions contemplated hereby pursuant to which, among other things, Merger Sub One will be merged with and into the Company (the “First Step Merger”) in accordance with this Agreement and Delaware Law (as defined below), with the Company to be the surviving corporation of the First Step Merger. As soon as practicable following the First Step Merger, and as part of a single integrated transaction, Parent will cause the Interim Surviving Corporation (as defined below) to merge with and into Merger Sub Two (the “Second Step Merger” and together with the First Step Merger, the “Merger”), with Merger Sub Two to be the surviving entity of the Second Step Merger. For U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and is hereby, adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the U.S. Income Tax Regulations promulgated under the Code (the “Treasury Regulations”).

B. Pursuant to the Merger, among other things all issued and outstanding Company Capital Stock will be converted into the right to receive the consideration set forth herein.

C. A portion of the cash and stock consideration otherwise payable to the Effective Time Stockholders by Parent in connection with the Merger shall be placed into escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.

D. Concurrently with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and the Merger Subs to enter into this Agreement, the Key Employees are entering into an offer letter, each in the form attached hereto as Exhibit A, including the proprietary information and invention assignment agreement attached as an exhibit thereto (collectively, the “Key Employee Offer Letters”) with each to be effective as of the Effective Time.

E. Concurrently with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and the Merger Subs to enter into this Agreement, each of the Stockholders set forth on Exhibit B-1 is entering into a non-competition agreement with Parent, each in the form attached hereto as Exhibit B-2 (collectively, the “Non-Competition Agreements”) with each to be effective as of the Effective Time.

F. Concurrently with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and the Merger Subs to enter into this Agreement, each Person who might receive any payments and/or benefits in connection with the Merger that constitute “parachute payments” pursuant to

Section 280G of the Code and the regulations promulgated thereunder (the “280G Payments”) is executing a 280G Waiver, each in the form attached hereto as Exhibit C (the “280G Waiver”), pursuant to which each such Person has waived any right or entitlement to such payments and/or benefits and will not be entitled to receive such benefits unless the requisite stockholder approval of those payments and/or benefits is obtained pursuant to Section 280G of the Code so that such payment and benefits do not constitute “parachute payments” thereunder.

G. Concurrently with the execution and delivery of this Agreement, each of the Stockholders set forth on Schedule 6.1(a) is delivering an irrevocable Stockholder Certificate to the Parent which reflects, among other things, such Stockholders’ election for such Stockholder’s Shares of Company Capital Stock to be treated as Mixed Election Shares, Cash Election Shares or Stock Election Shares.

H. Immediately following the execution of this Agreement, the Company shall obtain the irrevocable approval of the matters, including the adoption of this Agreement, set forth in the form of stockholder consent, attached hereto as Exhibit D (the “Irrevocable Stockholder Consents”), by holders of the issued and outstanding shares of Company Capital Stock representing (i) ninety percent (90%) of the outstanding shares of Common Stock and Preferred Stock, voting together, on an as-converted-to-Common Stock basis and (ii) ninety-nine percent (99%) of the outstanding shares of Preferred Stock, voting together, on an as-converted-to-Common Stock basis (the consents described in clauses (i) and (ii), collectively, the “Closing Stockholder Approval”).

I. The Company, on the one hand, and Parent and Merger Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(1) “Acquisition” of the Parent shall mean: (i) any purchase or acquisition or similar transaction by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifty percent (50%) interest in the total outstanding voting securities of Parent, or any tender offer or exchange offer or similar transaction that if consummated would result in any Person or “group” beneficially owning fifty percent (50%) or more of the total outstanding voting securities of Parent; (ii) any merger, consolidation, business combination, plan of arrangement, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which the equity interests held in Parent and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of Parent immediately preceding such transaction constitute less than percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; or (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) by Parent or any of its Subsidiaries of assets (including share capital or other ownership interests in Subsidiaries of Parent) representing fifty percent (50%) or more of the aggregate fair market value of the consolidated assets of Parent and its consolidated Subsidiaries, taken as a whole, immediately prior to such transaction.

(2) “Additional Merger Consideration Adjustment Amounts” shall mean (i) any Company Debt that is not included in the Closing Statement, (ii) any Transaction Expenses that are not included in the Closing Statement and (iii) fifty percent (50%) of the amount by which the Company Closing Cash Amount as set forth in the Closing Statement exceeds the actual Company Closing Cash Amount.

(3) “Affiliate” means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person, and (ii) if such Person is not a natural Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(4) “Aggregate Cash Consideration” shall mean an amount equal to (a) $35,000,000 minus (b) the sum of the Company Debt plus the Transaction Expenses minus (c) the Representative Fund Amount and minus (d) the Aggregate Terminated Option Consideration; provided, however, that a portion of such amount shall be withheld and contributed to the Escrow Amount in accordance with Section 2.7(e).

(5) “Aggregate Option Amount” shall mean an amount equal to the product of (a) the aggregate number of shares of Common Stock that are issuable upon full exercise, exchange or conversion of all Company Options and any other rights (whether vested or unvested) that are convertible into, exercisable for or exchangeable for, shares of Common Stock outstanding immediately prior to the Effective Time (other than Terminated Company Options) multiplied by (b) the Option Exchange Ratio.

(6) “Aggregate Terminated Option Consideration” shall mean an amount equal to (i) the aggregate number of Terminated Company Options multiplied by (ii) the Option Termination Consideration payable pursuant to Section 2.7(f)(ii).

(7) “Aggregate Stock Consideration” shall mean the quotient of (i) the sum of (x) $60,000,000 plus (y) an amount equal to fifty-percent (50%) of the Company Closing Cash Amount set forth on the Closing Statement divided by (ii) the Trading Price; provided, however, that a portion of such amount shall be withheld and contributed to the Escrow Amount in accordance with Section 2.7(e).

(8) “Aggregate Stock Number” shall mean a number of shares of Parent Common Stock equal to (i) the Aggregate Stock Consideration minus (ii) the Aggregate Option Amount.

(9) “Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery Laws.

(10) “Approval” shall mean any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

(11) “Available Cash Amount” shall be an amount equal to (a) the product of (i) the Per Share Mixed Election Cash Consideration multiplied by (ii) the total number of shares (including Dissenting Shares, if any) of Company Capital Stock issued and outstanding immediately prior to the Effective Time, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock prior to the Effective Time, minus (b) the product of the number of Mixed Election Shares multiplied by the Per Share Mixed Election Cash Consideration.

(12) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in the State of Utah or the State of Delaware are authorized or obligated by Law or executive order to close.

(13) “Cash Election Amount” shall be an amount equal to the product of the number of Cash Election Shares multiplied by the Per Share Cash Election Consideration.

(14) “Cash Election Shares” shall mean the shares of Company Capital Stock for which an election to receive the Per Share Cash Election Consideration has been effectively made and not revoked pursuant a Merger Consideration Election Form and the terms of Section 6.2(b).

(15) “CFRA” shall mean the California Family Rights Act of 1993, as amended.

(16) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(17) “Common Equivalent Stock Number” shall mean the sum of (a) the total number of shares (including Dissenting Shares, if any) of Company Capital Stock issued and outstanding immediately prior to the Effective Time, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock prior to the Effective Time plus (b) without duplication, the aggregate number of shares of Common Stock that are issuable upon full exercise, exchange or conversion of all Company Options and any other rights (whether vested or unvested) that are convertible into, exercisable for or exchangeable for, shares of Common Stock outstanding immediately prior to the Effective Time.

(18) “Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.

(19) “Company” shall have the meaning set forth in the preamble to this Agreement. Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries.

(20) “Company Capital Stock” shall mean the Common Stock, the Preferred Stock and any other shares of capital stock of the Company.

(21) “Company Closing Cash Amount” shall mean the aggregate amount of cash held by the Company at the Effective Time (calculated net of all outstanding checks, drafts, wire transfers or other draws on the account) that is not subject to any Lien, as determined in accordance with GAAP applied on a consistent basis.

(22) “Company Debt” shall mean the sum of all Indebtedness (including interest thereon) of the Company outstanding as of, and calculated after giving effect to, the Closing plus all amounts that would be payable pursuant to such Indebtedness if it were repaid at or immediately following the Closing based on the terms of such Indebtedness in effect, and the amounts outstanding, at the time of the Closing.

(23) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control pay, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

(24) “Company Intellectual Property” shall mean any and all Intellectual Property that is owned, purported to be owned, filed by, held in the name of or exclusively licensed to the Company.

(25) “Company Material Adverse Effect” shall mean any state of facts, condition, change, event, development, violation, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects, that is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), Liabilities (taken together), condition (financial or otherwise), operations, results of operations, customer relationships or employees of the Company; provided, however, that in determining whether a Company Material Adverse Effect has occurred, or would reasonably be expected to occur, there shall be excluded any Effect on the Company resulting from, or arising out of, any changes in, or conditions affecting, the U.S. economy generally or the industry in which the Company operates, provided that such changes or conditions do not have a materially disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates.

(26) “Company Option” shall mean any issued and outstanding option (including any commitment to grant an option) to purchase or otherwise acquire shares of Company Capital Stock (whether or not vested) granted under the Plan.

(27) “Company Products” shall mean (i) all products and services developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company since its inception, including any plugins, libraries and APIs; and (ii) all products and services that are set forth in Schedule 1.25 to this Agreement.

(28) “Company Restricted Stock” shall mean any shares of Company Capital Stock that are unvested or are subject to termination or a repurchase option, risk of forfeiture or other similar condition (in each case after giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the Merger and the transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with the Company.

(29) “Company Technology” shall mean all Technology included within the Company Intellectual Property.

(30) “Continuing Employee” shall mean each employee of the Company or other individual providing services to the Company, in each case, who is an employee or service provider of Parent or any of its Subsidiaries immediately following the Effective Time.

(31) “Contract” shall mean any contract, agreement, instrument, covenant, arrangement, understanding, commitment, mortgage, indenture, note, loan, bond, debenture, guarantee, lease, plan, insurance policy, instrument, permit, concession, franchise, purchase order or license or any other contractual obligation that is legally binding in each case whether written or oral.

(32) “Current Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of June 30, 2011.

(33) “DOL” shall mean the United States Department of Labor.

(34) “Effective Time Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

(35) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

(36) “Employee Agreement” shall mean each management, employment, change in control, retention, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of vesting of Company Options or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee.

(37) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

(38) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(39) “ERISA Affiliate” shall mean each subsidiary, any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(40) “Escrow Amount” shall mean a number equal to (a) twelve and one-half percent (12.5%) multiplied by (b) the sum of (i) the Aggregate Cash Consideration (calculated without giving effect to the reduction thereof for the Representative Fund Amount or the Aggregate Terminated Option Consideration) and (ii) the product of Aggregate Stock Consideration multiplied by the Trading Price.

(41) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(42) “Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Company Capital Structure), Section 3.4 (Authority) and Section 3.9 (Tax Matters).

(43) “GAAP” shall mean United States generally accepted accounting principles.

(44) “Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

(45) “Hazardous Material” means, with respect to any geographic location, any material, emission, or substance that has been designated by a governmental entity with governmental authority over such geographic location to be hazardous, toxic, radioactive, or a biological waste, pollutant, or contaminant, or otherwise a danger to health, reproduction or the environment, including without limitation, asbestos-containing materials and petroleum and petroleum products or any fraction thereof.

(46) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(47) “Indebtedness” means, with respect to any Person, without duplication: (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all capitalized lease obligations of such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six (6) months from the date the obligation is incurred; (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction; (vi) guarantees in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below; (vii) all obligations of any other Person of the type referred to in clauses (i) through (v) which is secured by a Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (viii) all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof designed to protect the Company against fluctuations in currency value; and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any Liability of the types referred to in clauses (i) through (viii) above; provided, however, that for purposes of the definition of “Company Debt”, “Indebtedness” (A) clauses (iii) or (vii) of this definition shall be disregarded and (B) clauses (vi) or (viii) shall be disregarded unless the underlying guarantee or obligation referred to therein, as applicable, has been triggered.

(48) “Intellectual Property” shall mean any and all Intellectual Property Rights and Technology.

(49) “Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology in any jurisdiction, including without limitation: (i) rights in, arising out of, or associated with Works of Authorship, including without limitation rights in databases and rights granted under the Copyright Act of 1976, as amended; (ii) rights in, arising out of, or associated with Databases; (iii) rights in, arising out of, or associated with Inventions, including without limitation rights granted under the Patent Act of 1952, as amended (“Patent Rights”); (iv) rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act of 1946, as amended; (v) rights in, arising out of, or associated with Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act; (vi) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; (vii) rights of attribution and integrity and other moral rights of an author; and (viii) rights in, arising out of, or associated with Domain Names.

(50) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

(51) “Invention Assignment Agreement” shall have the meaning set forth in the recitals hereto.

(52) “IRS” shall mean the United States Internal Revenue Service.

(53) “Key Employees” shall mean Richard Boberg and Vikram Joshi.

(54) “Knowledge” shall mean, with respect to the Company, the actual knowledge of Richard Boberg and Vikram Joshi, as well as the knowledge such individuals would have after reasonable investigation.

(55) “Law” shall mean any federal, state, local, whether domestic or foreign, statute, law (including common law), rule, regulation, ordinance, administrative ruling, Order, code, directive or any other requirement or rule of law (including any zoning or land use law, building code, environmental law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors).

(56) “Liabilities” shall mean, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, all liabilities and obligations related to Indebtedness or Guarantees, costs, expenses, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Subsidiaries or Affiliates, whether or not such liabilities are required to be reflected on a balance sheet in accordance with GAAP, and including, with respect to the Company, any Transaction Expenses; provided, however, that in no event shall “Liabilities” as applied to the indemnification obligations of the Indemnifying Parties include any untriggered contingencies, reserves or guarantees that have not resulted in, and are not reasonably likely to result in, a liability or obligation.

(57) “Lien” shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, easement, right of way, covenant, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.

(58) “Losses” shall mean the amount of (i) any damages (including consequential, indirect, lost profits, diminution in value or other damages proven in accordance with applicable causation and evidentiary requirements), loss, Liability, Indebtedness, Actions, deficiency, Tax, award, judgment, fine, penalty, interest, cost or other expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses incurred in connection with investigating, defending against or settling any of the foregoing) directly or indirectly paid (including amounts paid in settlement), (ii) any and all reasonable fees and costs of enforcing the Indemnified Party’s rights under this Agreement, and (iii) any and all reasonable fees and costs of defending any Third Party Claims.

(59) “Made Available” means that the materials in question have either (i) been posted by the Company on or before the second (2nd) Business Day prior to the date of this Agreement to, and have not been removed from, the virtual data room managed by the Company at https://www.box.net or (ii) have been posted during the two (2) Business Day prior to the date of this Agreement (but in any event prior to the date of this Agreement), in response to Parent indentifying or requesting such documents during such period.

(60) “Merger Consideration” shall mean the amount of consideration the equityholders of the Company are entitled to receive pursuant to Section 2.7.

(61) “Merger Registrable Securities” means the shares of Parent Common Stock received by the Effective Time Stockholders pursuant to Section 2.7(d)(i), or issuable following the Closing in respect thereof upon any conversion, stock split, stock dividend, recapitalization, merger or other reorganization; provided, however, that Merger Registrable Shares shall not include shares of Parent Common Stock (or shares issuable following the Closing in respect thereof upon any conversion, stock split, stock dividend, recapitalization, merger or other reorganization) that have been disposed of pursuant to a registration statement under the Securities Act (including the registration statement contemplated by Section 6.2(e)) or any shares following the date that such shares can be sold in any consecutive 90-day period without registration in accordance with Rule 144 promulgated under the Securities Act.

(62) “Mixed Election Shares” shall mean (i) any share of Company Capital Stock for which an election to receive the Per Share Mixed Election Consideration has been effectively made and not revoked pursuant to a Merger Consideration Election Form pursuant to Section 6.2(b) and (ii) any share of Company Capital Stock deemed to be a Mixed Election Share pursuant to the terms of Section 6.2(b).

(63) “Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

(64) “Open Source License” means (i) any so-called “open source”, “copyleft”, “freeware”, or “general public” license, (ii) any license that is substantially similar to those listed at http://www.opensource.org/licenses/, and (iii) any license that (a) requires the licensor to permit reverse-engineering of the licensed Technology (such as Software) or other Technology incorporated into, derived from, or distributed with such licensed Technology or (b) that requires the licensed Technology or other Technology incorporated into, derived from, or distributed with such licensed Technology (1) be distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, (3) be distributed at no charge, or (4) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

(65) “Option Exchange Ratio” shall mean the quotient of (a) the sum of (i) the aggregate number of shares of Parent Common Stock payable in respect of the Company Capital Stock pursuant to Section 2.7(d)(i), calculated pursuant to the terms of this Agreement after taking into account which shares of Company Capital Stock constitute Mixed Election Shares, Cash Election Shares and Stock Election Shares plus (ii) a number of shares of Parent Common Stock equal to the quotient of (x) the aggregate amount of cash payable in respect of the Company Capital Stock pursuant to Section 2.7(d)(i), calculated pursuant to the terms of this Agreement after taking into account which shares of Company Capital Stock constitute Mixed Election Shares, Cash Election Shares and Stock Election Shares divided by (y) the Option Trading Price, divided by (b) the total number of shares (including Dissenting Shares, if any) of Company Capital Stock issued and outstanding immediately prior to the Effective Time, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock prior to the Effective Time.

(66) “Option Termination Consideration” shall mean the product of (i) the Option Exchange Ratio multiplied by (ii) the Option Trading Price.

(67) “Option Trading Price” shall mean an amount equal to the average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange over the ten (10) most recent trading days ending on the third full trading day immediately prior to the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events after such date).

(68) “Parent” shall have the meaning set forth in the preamble hereto.

(69) “Parent Aggregate Registrable Securities” means the Parent Current Registrable Securities and the Merger Registrable Securities.

(70) “Parent Common Stock” shall mean shares of the common stock, par value $0.0002 per share, of Parent.

(71) “Parent Current Registrable Securities” means the “Registrable Securities” as such term is defined under the Second Amended and Restated Investors’ Rights Agreement, dated as of April 7, 2010 (the “Parent Investor Rights Agreement”), by and among Parent and certain of its stockholders.

(72) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(73) “Per Share Adjusted Cash Election Consideration” means: (a) an amount in cash, without interest, equal to the product of (i) the Per Share Cash Election Consideration multiplied by (ii) a fraction, the numerator of which shall be the Available Cash Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”); and (b) a fraction of a share of Parent Common Stock equal to the product of (i) the Per Share Stock Election Consideration multiplied by (ii)(1) one minus (2) the Cash Fraction.

(74) “Per Share Cash Election Consideration” shall mean an amount of cash equal to the sum of (a) the Per Share Mixed Election Cash Consideration plus (b) the product of (i) the Per Share Mixed Election Stock Consideration multiplied by (ii) the Trading Price.

(75) “Per Share Escrow Consideration” shall mean an amount equal to the quotient obtained by dividing (a) the Escrow Amount by (b) the total number of shares (including Dissenting Shares, if any) of Company Capital Stock issued and outstanding immediately prior to the Effective Time, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock prior to the Effective Time.

(76) “Per Share Mixed Election Cash Consideration” shall mean an amount of cash equal to the quotient obtained by dividing (a) the Aggregate Cash Consideration by (b) the total number of shares (including Dissenting Shares, if any) of Company Capital Stock issued and outstanding immediately prior to the Effective Time, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock prior to the Effective Time.

(77) “Per Share Mixed Election Consideration” shall mean (a) the Per Share Mixed Election Cash Consideration and (b) the Per Share Mixed Election Stock Consideration.

(78) “Per Share Mixed Election Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Stock Number by (b) the total number of shares (including Dissenting Shares, if any) of Company Capital Stock issued and outstanding immediately prior to the Effective Time, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock prior to the Effective Time.

(79) “Per Share Stock Election Consideration” shall be a number of shares of Parent Common Stock equal to the sum of (a) the Per Share Mixed Election Stock Consideration plus (b) the quotient obtained by dividing (1) of the Per Share Mixed Election Cash Consideration by (2) the Trading Price.

(80) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(81) “Plan” shall mean Company’s 2009 Equity Incentive Plan.

(82) “Pre-Closing Tax Period” shall mean any taxable period ending on or before and including the Closing Date and any portion of a Straddle Period ending on and including the Closing Date.

(83) “Pre-Closing Taxes” shall mean any and all Taxes of the Company attributable to any Pre-Closing Tax Period (or portion thereof), including Taxes allocable to the portion of any Straddle Period ending on and including the Closing Date, determined in each case as if the Company uses the accrual method of tax accounting.

(84) “Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

(85) “Pro Rata Portion” shall mean, with respect to each Effective Time Stockholder, an amount equal to the quotient obtained by dividing (a) the portion of the Merger Consideration payable pursuant to Section 2.7(d)(i) in respect of the shares of Company Capital Stock owned by such Effective Time Stockholder as of immediately prior to the Effective Time by (b) the Merger Consideration payable to all Effective Time Stockholders pursuant to Section 2.7(d)(i) in respect of Company Capital Stock owned by all Effective Time Stockholders as of immediately prior to the Effective Time. For the purposes of this definition, any shares of Parent Common Stock payable pursuant to Section 2.7(d)(i) shall be valued at the Trading Price. For purposes of clarity, the sum of all “Pro Rata Portions” shall at all times equal 1 (one).

(86) “Registered Intellectual Property” shall mean all Intellectual Property Rights, that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

(87) “Related Agreements” shall mean (i) the Confidentiality Agreement, (ii) the Key Employee Offer Letters, (iii) the 280G Waivers, (iv) the Non-Competition Agreements and (v) all other agreements, consents, instruments and certificates entered into by the Company or any of the Stockholders or employees in connection with the transactions contemplated herein.

(88) “Representatives” means with respect to any Person, its Affiliates and the employees, stockholders, officers, directors, investment bankers, attorneys, accountants, agents and authorized representatives of such Person or such Affiliates.

(89) “Representative Fund Amount” means an amount of cash equal to $50,000.

(90) “SEC” shall mean the United States Securities and Exchange Commission.

(91) “Securities Act” shall mean the Securities Act of 1933, as amended.

(92) “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

(93) “Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.

(94) “Shrink Wrap Code” shall mean any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

(95) “Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (d) all User Documentation, including user manuals and training materials, relating to any of the foregoing, in each case developed, owned or licensed by the Company.

(96) “Source Code” shall mean computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(97) “Specified Representations” shall mean the representations and warranties set forth in Section 3.12 (Intellectual Property).

(98) “Stock Election Shares” shall mean the shares of Company Capital Stock for which an election to receive the Per Share Stock Election Consideration has been effectively made and not revoked pursuant to a Merger Consideration Election Form and the terms of Section 6.2(b).

(99) “Stockholder” shall mean a holder of any shares of Company Capital Stock.

(100) “Stockholder-Related Claims and Losses” shall mean (a) any claim by any Person, including any Stockholder or former stockholder of the Company, seeking to assert, or based upon or related to, and any Loss arising out of, in connection with or related to, (i) the ownership or rights to ownership of any equity securities of the Company, (ii) any rights of a Stockholder (other than the right to receive such Stockholder’s portion of the Merger Consideration pursuant to this Agreement and in accordance with the Consideration Spreadsheet), including any option, preemptive rights or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Merger Consideration or the Consideration Spreadsheet are incorrect, (iii) any rights under the Charter Documents, in effect as of immediately prior to the Effective Time, (iv) any claim that his, her or its equity securities were wrongfully repurchased by the Company, (b) any Dissenting Share Payments and (c) any failure of the Consideration Spreadsheet to accurately reflect the information required to be set forth in Section 3.2(e).

(101) “Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes that relate to the Pre-Closing Tax Period (a) in the case of any property or ad valorem Taxes, will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator or which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of all other Taxes, will be deemed equal to the amount which would be payable as computed on a “closing of the books” basis if the relevant Tax period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the relevant Tax period ended on the Closing), other than with respect to property placed in service after the Closing Date, shall be allocated between the portion of the Tax period ending on the Closing Date and the portion of the Tax period after such date in proportion to the number of days in each such period.

(102) “Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) such Person or any other subsidiary of such Person is a general partner (excluding such partnerships where such Person or any subsidiary of such Person does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries.

(103) “Technology” shall mean all forms of technology, including any or all of the following: (a) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (b) inventions, discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”); (d) databases, data compilations and collections and technical data (“Databases”); (e) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, trade names, trade dress, trademarks and service marks (“Trademarks”); (f) domain names, web addresses and sites (“Domain Names”); and (g) devices, prototypes, designs and schematics.

(104) “Trading Price” shall mean $30.02.

(105) “User Documentation” shall mean explanatory and informational materials concerning the Company Products and Company Technology, in printed or electronic form, which the Company has released for distribution to end users with such Company Products and Company Technology, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

(106) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.2 Additional Defined Terms. Capitalized terms defined in other Sections of this Agreement shall have the definitions set forth in such Sections.

1.3 Interpretations.

(a) When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule, respectively, to this Agreement unless otherwise indicated.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(e) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(f) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or any document entered into in connection therewith.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Merger Sub One shall be merged with and into the Company, the separate corporate existence of Merger Sub One shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the First Step Merger, is sometimes referred to hereinafter as the “Interim Surviving Corporation.”

(b) At the LLC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Limited Liability Company Act (the “LLC Act”) and Delaware Law, the Interim Surviving Corporation shall be merged with and into Merger Sub Two, the separate corporate existence of the Interim Surviving Corporation shall cease, and Merger Sub Two shall continue as the surviving entity and as a wholly-owned subsidiary of Parent. The surviving entity after the Second Step Merger is sometimes referred to herein as the “Final Surviving Entity.”

(c) The parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the parties shall report consistently therewith for all Tax purposes, unless otherwise required by applicable Law.

2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place within two Business Days following the date on which all of the conditions set forth in Article VII have been satisfied or waived (if permitted hereunder), other than the conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of such provisions prior to the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time, date or place is mutually agreed upon in writing by Parent and the Company; provided, however, that the Closing shall not take place prior to the fifth (5) Business Day following the date that the Information Statement is distributed to the Stockholders. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3 The Effective Time; the LLC Merger Effective Time. On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing of a duly executed Certificate of Merger, in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, and the First Merger shall become effective at the time of such filing or at such later date and time as the parties may mutually agree and specify in the Certificate of Merger (the time of such filing with the Secretary of State of the State of Delaware, or such later time as the parties mutually specify in the Certificate of Merger, is referred to herein as the “Effective Time”). Promptly after the Effective Time, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit F, with the Secretary of State of the State of Delaware (the “LLC Certificate of Merger”), in accordance with the relevant provisions of Delaware Law and the LLC Act (the time of such filing with the Secretary of State of the State of Delaware being referred to herein as the “LLC Merger Effective Time”).

2.4 General Effects of the Merger.

(a) At the Effective Time, the effect of the First Step Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub One shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub One shall become the debts, liabilities and duties of the Interim Surviving Corporation.

(b) At the LLC Merger Effective Time, the effect of the Second Step Merger shall be as provided in this Agreement and as provided in the applicable provisions of Delaware Law and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the LLC Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in the Final Surviving Entity, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of the Final Surviving Entity.

2.5 Organizational Documents.

(a) Certificate of Incorporation of the Interim Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub One as in effect immediately prior to the Effective Time, which is attached as an exhibit to the Certificate of Merger, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is IO Turbine, Inc.”

(b) Bylaws of the Interim Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub One as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law, and as provided in the certificate of incorporation of the Interim Surviving Corporation and such bylaws; provided, however, that any express references to the name of Merger Sub One in such bylaws shall be amended to refer to “IO Turbine, Inc.”

(c) Certificate of Formation of the Final Surviving Entity. At the LLC Merger Effective Time, the Certificate of Formation of Merger Sub Two as in effect immediately prior to the LLC Merger Effective Time shall be the Certificate of Formation of the Final Surviving Entity until thereafter amended in accordance with the LLC Act and such Certificate of Formation; provided, however, that as of the LLC Merger Effective Time, the Certificate of Formation shall provide that the name of the Final Surviving Entity is “IO Turbine LLC.”

(d) Limited Liability Company Agreement of the Final Surviving Entity. At the LLC Merger Effective Time, the Limited Liability Company Agreement of Merger Sub Two as in effect immediately prior to the LLC Merger Effective Time shall be the Limited Liability Company Agreement of the Final Surviving Entity until thereafter amended in accordance with the LLC Act and such Limited Liability Company Agreement; provided, however, that as of the LLC Merger Effective Time, such Limited Liability Company Agreement shall provide that the name of the Final Surviving Entity is “IO Turbine LLC.”

2.6 Directors and Officers.

(a) Directors/Managers. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub One immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation from and after the Effective Time, each to hold the office of a director of the Interim Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Interim Surviving Corporation until their successors are duly elected and qualified. Unless otherwise determined by Parent prior to the LLC Merger Effective Time, the managers of Merger Sub Two immediately prior to the LLC Merger Effective Time shall be the managers of the Final Surviving Entity from and after the LLC Merger Effective Time, each to hold the office of manager of Merger Sub Two in accordance with the provisions of Delaware Law, the LLC Act, the Certificate of Formation of Merger Sub Two and Limited Liability Company Agreement, until their respective successors are duly elected or appointed and qualified.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub One immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation from and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation. Unless otherwise determined by Parent prior to the LLC Merger Effective Time, the officers of LLC immediately prior to the LLC Merger Effective Time shall be the initial officers of the Final Surviving Entity from and after the LLC Merger Effective Time, each to hold office in accordance with the provisions of the Limited Liability Company Act.

2.7 Effect of First Step Merger on the Company Capital Stock of the Constituent Corporations.

(a) Merger Sub One Common Stock. At the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub One or the Company, each share of common stock of Merger Sub One that is issued and outstanding immediately prior to the Effective Time shall be converted into, and thereafter represent, one validly issued, fully paid and nonassessable share of common stock of the Company as the Interim Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Interim Surviving Corporation. Each stock certificate of Merger Sub One shall thereupon evidence ownership of such shares of capital stock of the Company as the Interim Surviving Corporation.

(b) Parent-Owned or Company-Owned Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub One or the Company, each share of Company Capital Stock that is held by Parent, the Company or any direct or indirect Subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(c) Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub One, the Company or the holders of any shares of Company Capital Stock, Dissenting Shares shall be treated in accordance with the terms of Section 2.8.

(d) Company Capital Stock.

(i) Consideration. At the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub One, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock then held by Parent, the Company or any direct or indirect Subsidiary of Parent or the Company and (ii) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into, upon the terms and subject to the conditions set forth in this Agreement (including the reduction for the Escrow Amount provided in Section 2.7(e), the other provisions of this Section 2.7 and compliance with the provisions of Section 2.9), the right to receive the following:

(1) With respect to each Mixed Election Share, the Per Share Mixed Election Consideration;

(2) With respect to each Cash Election Share, the Per Share Cash Election Consideration; provided, however, if the Cash Election Amount exceeds the Available Cash Amount, then each Cash Election Share shall be converted into the right to receive the Per Share Adjusted Cash Election Consideration;

(3) With respect to each Stock Election Share, the Per Share Stock Election Consideration.

(ii) Priority; Fractional Share; Calculation.

(1) If the amount of Aggregate Cash Consideration and Aggregate Stock Consideration is not sufficient to pay all of the amounts set forth in Section 2.7(d) to the holders of Company Capital Stock (after deducting, on a fully-diluted basis the consideration payable hereunder with respect to other securities of the Company, including the shares of Parent Common Stock issuable as a result of the assumption of the Company Options), including after adjustments made with respect to the number of Cash Election Shares, Stock Election Shares and Mixed Election Shares, respectively, the allocation and distribution of the Merger Consideration shall be prioritized by Parent in the manner set forth in Article V.3 of the Certificate of Incorporation so that amounts payable pursuant to Section 2.7(d) to the holders of Company Capital Stock do not exceed the Aggregate Cash Consideration and Aggregate Stock Consideration (after deducting, on a fully-diluted basis the consideration payable hereunder with respect to the other securities of the Company, including the shares of Parent Common Stock issuable as a result of the assumption of the Company Options).

(2) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. For purposes of calculating the number of shares of Parent Common Stock to be issued to each Effective Time Stockholder, all amounts payable to such Effective Time Stockholder (without rounding) shall be aggregated and after such aggregation, such amount shall be rounded down to the nearest whole share and each Effective Time Stockholder that would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall, subject to the terms and conditions of this Agreement, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Trading Price.

(3) For purposes of illustration, the distribution provisions set forth in this Section 2.7(d) are intended to result in the distribution of the Aggregate Cash Consideration and the Aggregate Stock Consideration substantially in the manner set forth in the Preliminary Consideration Spreadsheet (including the manner of calculating the Option Exchange Ratio, the Aggregate Option Amount, the Aggregate Terminated Option Consideration and the iterative calculations related thereto), subject to the finalization of the Consideration Spreadsheet as of the Closing.

(iii) Repurchase Rights. If any shares of Company Restricted Stock are outstanding immediately prior to the Effective Time, then (x) the shares of Parent Common Stock issued in exchange for such shares of Company Restricted Stock pursuant to the provisions of Section 2.7(d)(i), as well as any Escrowed Shares issued with respect to such shares of Company Restricted Stock, without any further act of Parent, Merger Sub One, the Company or any other Person, will also be unvested and become subject to the same termination terms, repurchase option, risk of forfeiture or other condition applicable to such shares of Company Restricted Stock, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends until such time as such termination terms, repurchase option, risk of forfeiture or other condition expires or is otherwise extinguished, at which time Parent shall cause such legends to be removed and (y) the cash portion of the Merger Consideration payable with respect to such shares of Company Restricted Stock pursuant to the provisions of Section 2.7(d)(i), as well as any Escrowed Cash with respect to such shares of Company Restricted Stock, shall be withheld and retained by Parent and shall be subject to the same repurchase option, risk of forfeiture or other condition applicable to such shares of Company Restricted Stock. Parent shall hold the cash portion of the Merger Consideration so withheld until such termination terms, repurchase option, risk of forfeiture or other condition expires or is otherwise extinguished at which time such portion of the Merger Consideration (other than any Escrowed Cash then held in the Escrow Fund, which will be subject to the terms set forth in Article VIII) will be distributed to such former holder of shares of Company Restricted Stock; provided, however, that such cash and shares of Parent Common Stock shall be permanently retained by Parent upon forfeiture by the holder of such cash and shares of Parent Common Stock pursuant to the terms that governed such Company Restricted Stock prior to the Effective Time. Prior to the Closing, the Company shall ensure that from and after the Effective Time the Surviving Corporation is entitled to exercise with respect to such cash and shares of Parent Common Stock any such termination terms, repurchase option, forfeiture or other right set forth in any such restricted stock purchase agreement or other agreement applicable to such shares of Company Restricted Stock. Each Effective Time Stockholder that receives unvested shares of Parent Common Stock pursuant to Section 2.7(d)(i) shall timely file an election pursuant to Section 83(b) of the Code with respect to such Parent Common Stock.

(e) Escrow Deposit. By virtue of this Agreement and as partial security for the indemnity obligations provided in Article VIII, Parent shall withhold from the amount payable with respect to each share of Company Capital Stock pursuant to Section 2.7(d) an amount equal to the Per Share Escrow Amount calculated in the manner set forth in this Section 2.7(e), shall deposit such amount with the Escrow Agent, and the amount otherwise payable in respect of each share of Company Capital Stock shall be correspondingly reduced. The Per Share Escrow Amounts shall be withheld and contributed to the Escrow Fund so that the full Escrow Amount is contributed to the Escrow Fund (valuing shares of Parent Common Stock at the Trading Price) and any shortfall below the full Escrow Amount shall be contributed pro rata by each Effective Time Stockholder. The relative portion of cash and/or shares of Parent Common Stock that would otherwise be payable pursuant to Section 2.7(d) to be withheld from each share of Company Capital Stock pursuant to the prior sentence shall be equal to the same relative portion of cash and shares of Parent Common Stock that would otherwise be payable with respect to such share of Company Capital Stock as of the Effective Time pursuant to Section 2.7(d). For purposes of such calculation, the shares of Parent Common Stock payable with respect to a share of Company Capital Stock shall be valued at the Trading Price. No fractional shares of Parent Common Stock shall be contributed to the Escrow Amount. For purposes of calculating the amount of Parent Common Stock to be contributed to the Escrow Account, all amounts payable into the Escrow Fund by each Effective Time Stockholder (without rounding) shall be aggregated and after aggregation (i) if such Effective Time Stockholder is to receive cash consideration pursuant to Section 2.7(d), shall be rounded down to the nearest whole share and the cash consideration payable to such Effective Time Stockholder shall be reduced for contribution to the Escrow Amount of the value of such fractional share (based on the Trading Price) and (ii) if such Effective Time

Stockholder is not to receive cash consideration pursuant to Section 2.7(d), shall be rounded up to the nearest whole share for contribution to the Escrow Amount. The shares delivered to the Escrow Agent pursuant to this Section 2.7(e) are referred to herein as the “Escrowed Shares” and the cash delivered to the Escrow Agent pursuant to this Section 2.7(e) is referred to herein as the “Escrowed Cash.” The Escrowed Shares shall be delivered to the Escrow Agent in certificated form with such legends as Parent shall deem appropriate. The Escrowed Cash, and all interest and other amounts earned on the Escrowed Cash, taken together with the Escrowed Shares, are referred to herein as the “Escrow Fund.” The right of each Effective Time Stockholder to receive the portion of the Escrowed Shares or Escrowed Cash deposited with the Escrow Agent shall be subject to the terms of (and shall be reduced as provided in) this Agreement. Distributions of any cash or stock from the Escrow Fund shall be governed by the terms of Article VIII. The adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute approval of all the arrangements relating to the Escrow Fund, including, without limitation, the appointment of the Stockholder Representative.

(f) Treatment of Company Options.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Options, each Company Option that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable and that is held by a Continuing Employee (“Assumed Options”), will be assumed by Parent and converted automatically into an option to purchase Parent Common Stock. Each Assumed Option will continue to have, and be subject to, the same terms and conditions including, for the avoidance of doubt, any lock-up restrictions applicable to such Company Options, except that (A) such Assumed Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by (y) the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the per share exercise price of the option, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code and satisfy the requirements of Section 424(a) of the Code and Treasury Regulation Section 1.424-1, and each Company option will be adjusted in a manner so as not to cause such Company Option to constitute a deferral of compensation subject to Section 409A of the Code solely as a result of such assumption and conversion and otherwise is accordance with the exemption for stock options under Section 409A of the Code.

(ii) At the Effective Time, by virtue of the Merger, each Company Option that is issued and outstanding immediately prior to the Effective Time, and that is held by a Person who is not a Continuing Employee, to the extent vested and not exercised as of such time (a “Terminated Company Option”), will be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Option Termination Consideration over the per share exercise price of such Company Option and each such Company Option shall terminate at the Effective Time. The payment of the Option Termination Consideration to the holder of a Company Option who is not a Continuing Employee shall be reduced by any applicable income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option.

(iii) Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.7(f) under the

Plan and all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby (the “Optionholder Notices”). Materials to be submitted to the holders of Company Options in connection with the notice required under this Section 2.7(f)(iii) shall be subject to review and approval of Parent. As soon as administratively practicable following the Closing, Parent shall issue to each holder of a Company Option that was assumed by Parent pursuant to Section 2.7(f)(iii) a document evidencing the assumption of such Company Option by Parent.

(iv) Within forty-five (45) days after the Closing Date, Parent agrees to file with the SEC a registration statement on Form S-8, if available for use by Parent with respect to the applicable Company Options, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Assumed Options that are eligible to be registered on Form S-8.

(g) Withholding Taxes. The Company, Parent, the Paying Agent and the Escrow Agent, the Interim Surviving Corporation and the Final Surviving Entity shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Capital Stock or Company Option such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax Law or under any applicable legal requirement and to request and require the delivery of any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid. Any such withholding shall be satisfied first by reducing the amount of the cash portion of the Merger Consideration payable to such Person hereunder, and to the extent the amount of required withholding exceeds such cash portion payable to the Person, then by reducing the number of shares of Parent Common Stock issuable to such Person hereunder (such number of shares to be determined using the Trading Price). To the extent that such consideration is not reduced by such deductions or withholdings, such Person shall indemnify the Parent and its Affiliates (including the Company) and agents for any amounts imposed by a Tax authority, together with any related Losses.

(h) Stock of Interim Surviving Corporation and membership interests of Merger Sub Two. Subject to the provisions of this Agreement, at the LLC Merger Effective Time, automatically by virtue of the Second Step Merger and without any action on the part of any Stockholder: (i) each membership interest of Merger Sub Two outstanding immediately prior to the Second Step Merger shall be unchanged and shall remain issued and outstanding; and (ii) each share of the common stock of the Interim Surviving Corporation issued and outstanding immediately prior to the LLC Merger Effective Time shall be cancelled without consideration.

2.8 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who is entitled to demand, and who has effectively demanded and not withdrawn or lost, such Stockholder’s dissenters or appraisal rights under Delaware Law (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable portion of the Merger Consideration for such Stockholder’s shares of Company Capital Stock set forth in Section 2.7, but in lieu thereof, such Stockholder shall only be entitled to such rights as are provided by Delaware Law. Notwithstanding the provisions of this Section 2.8, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters or appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 2.7, without interest thereon, and upon surrender of the Certificate representing such shares in accordance with the terms of Section 2.9. The Company shall give Parent (i) prompt notice of any written demand for appraisal or other payment received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the

Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Interim Surviving Corporation, the Final Surviving Entity or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments.

2.9 Payment Procedures.

(a) Closing Payments. Within four (4) Business Days after the Closing Date, Parent shall cause a third-party paying agent (a “Paying Agent”) selected by Parent to mail a letter of transmittal to each Effective Time Stockholder at the address set forth opposite each such Effective Time Stockholder’s name on the Consideration Spreadsheet. The Letter of Transmittal shall specify, among other things, that delivery shall be effected, and risk of loss and title to the certificates shall pass only upon proper delivery of the certificates (subject to Section 2.9(f)) and a duly executed Letter of Transmittal to the Paying Agent and instructions for use in effecting the surrender of the certificates and shall include an acknowledgement and agreement to be bound by the Stockholder indemnification obligations set forth in Section 8.2(a). The letter of transmittal shall also include stock powers in customary form to be executed in blank by each Stockholder with respect to its Escrowed Shares (as applicable) (the “Stock Powers”). The Paying Agent shall transfer the stock powers to the Escrow Agent to be used with respect to any Escrowed Shares released from the Escrow Fund pursuant to the terms of this Agreement. Subject to the terms and conditions of this Agreement, upon surrender of a certificate representing their respective shares of Company Capital Stock (the “Certificates”) for cancellation to the Paying Agent (subject to Section 2.9(f)), as applicable, together with a duly completed and validly executed Letter of Transmittal and Stock Powers and any other instruments that the Paying Agent may reasonably require duly completed and validly executed in accordance with the instructions thereto (collectively, the “Exchange Documents”), the holder of such Certificate shall be entitled to receive promptly following the Election Deadline from Parent in exchange therefor (subject to the retention of consideration for Company Restricted Stock as provided in Section 2.7(d) and subject to Section 2.7(e)) that portion of the Merger Consideration into which the shares of Company Capital Stock represented by such Certificate have been converted pursuant to Section 2.7(d)(i). Upon the surrender of any such Certificate, the Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Merger Consideration (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7(d)(i).

(b) No Payments Until Certificates Surrendered. No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Certificate shall have surrendered such Certificate (subject to Section 2.9(f)) and the Exchange Documents pursuant hereto.

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate (subject to Section 2.9(f)). Subject to applicable Law, following surrender of any such Certificate (subject to Section 2.9(f)), there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(d) Transfers of Ownership. No portion of the Merger Consideration shall be disbursed pursuant to Section 2.7(d)(i) to a Person other than the Person whose name is reflected on the Certificate.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of Parent, the Surviving Corporation, or any party hereto shall be liable to a holder of any shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall (subject to the other term of this Agreement) issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7(d)(i); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed Certificates to either (a) deliver a bond in such amount as it may reasonably direct and (b) provide an indemnification agreement in a form and substance reasonably acceptable to Parent, against any claim that may be made against Parent, the Paying Agent or their Affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.10 No Further Ownership Rights in Company Capital Stock. The portion of the Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Corporation or the Final Surviving Entity of shares of Company Capital Stock which were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Interim Surviving Corporation or the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

2.11 Additional Adjustments to Merger Consideration. The per share amounts of the Merger Consideration payable to holders of Company Capital Stock, and any other applicable numbers or amounts, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

2.12 Further Assurances. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Interim Surviving Corporation or the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then Parent, the Merger Subs, and the officers and directors of the Company, Parent and the Merger Subs are, following the Closing Date, fully authorized in the name of their respective corporations, or otherwise, to take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and the Merger Subs on the date hereof and as of the Closing Date, as though made on the Closing Date, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by the Company to Parent prior to the date hereof and dated as of the date hereof (the “Company Disclosure Letter”) (it being understood that (i) the information set forth in the Company

Disclosure Letter shall be disclosed under separate section, subsection, paragraph and subparagraph references that correspond to the sections, subsections, paragraphs and subparagraphs of this Article III to which such information relates, and (ii) the information set forth in each section, subsection, paragraph and subparagraph of the Company Disclosure Letter shall qualify (A) the representations and warranties set forth in the corresponding section, subsection, paragraph and subparagraph of this Article III, and (B) any other representations and warranties set forth in this Article III if and solely to the extent that it is reasonably apparent on the face of such disclosure (without reference to the documents referenced therein) that such disclosure applies to such other representations and warranties) as follows:

3.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted, except, in each case and in the aggregate, as would not be material to the Company. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except, in each case and in the aggregate, as would not be material to the Company. The Company has Made Available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Company is not in violation of any of the provisions of its Charter Documents. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents. The operations conducted by the Company are not now and have never been conducted by the Company under any other name.

(b) Section 3.1(b) of the Company Disclosure Letter lists each state or foreign jurisdiction in which the Company has employees or facilities or otherwise conducts its business.

(c) Section 3.1(c) of the Company Disclosure Letter lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 32,000,000 shares of Common Stock (the “Authorized Common Share Number”), of which 11,439,533 shares are issued and outstanding and 14,942,248 shares of Preferred Stock (the “Authorized Preferred Share Number”). Of the authorized shares of Common Stock that are issued and outstanding, 11,240,000 shares are Company Restricted Stock. Of the authorized shares of Preferred Stock, 7,500,000 shares have been designated Series A Preferred Stock, all of which are issued and outstanding and 7,442,248 shares have been designated Series B Preferred Stock, all of which are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Company Disclosure Letter. All outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock issued upon the exercise of Company Options or conversion of Preferred Stock will be when issued, duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. Other than the Common Stock and Preferred Stock set forth on Section 3.2(a) of the Company Disclosure Letter, the Company has no other capital stock authorized, issued or outstanding. Each Stockholder Certificate provides a complete and correct statement of all the information required to be set forth therein pursuant to Section 6.2(b).

(b) Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company has reserved 3,990,969 shares of Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of Company Options granted under the Plan, of which (i) 2,345,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Plan, (ii) 25,000 shares have been issued upon the exercise of Company Options under the Plan and were subsequently repurchased prior to the date hereof, (iii) 1,233,200 direct share or unit grants have been made under the Plan, 193,667 of which were subsequently repurchased and 1,039,533 of which remain outstanding as of the date hereof and (iv) 606,436 shares remain available for future grant. Section 3.2(b) of the Company Disclosure Letter sets forth for each outstanding Company Option, the name of the holder of such Company Options, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such Company Options, the exercise price of such Company Options, the date of grant of such Company Options, the vesting schedule and vesting commencement date for such Company Options, including the extent vested to date and whether the vesting of such Company Options is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions), and whether such Company Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code and whether such option is subject to Section 409A of the Code. With respect to each share of Company Restricted Stock, the extent vested to date and whether the vesting of such share of Company Restricted Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions). Each Company Option may, by its terms, be treated at the Effective Time as set forth in Section 2.7(f). No shares of Company Capital Stock are issuable upon the exercise of any Company Options that have not been issued under the Plan. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent. All holders of Company Options are current employees of the Company, unless otherwise noted on Section 3.2(b) of the Company Disclosure Letter.

(c)

(i) Except for the Company Options specified in Section 3.2(b), there are no options, warrants, calls, rights, convertible securities, commitments or Contracts of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem or otherwise acquire, or cause to be issued, delivered, sold, repurchased or redeemed or otherwise acquired, any shares of the capital stock, voting or equity interest of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, convertible security, commitment or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(ii) Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(d) All outstanding shares of Company Capital Stock and all options and warrants to purchase Company Capital Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Laws, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. The Company has not, and will not have, suffered or incurred any Liability or claim, loss, damage or deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). No Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. There has never been a stock dividend, combination, split, reverse-split, recapitalization or any similar transaction with respect to the Company Capital Stock. The total number of outstanding shares of Common Stock, after giving effect to the conversion of all shares of Preferred Stock into Common Stock and the full exercise of all options and warrants to acquire Common Stock, does not exceed the Authorized Common Share Number. The total number of outstanding shares of Preferred Stock, after giving effect to the full exercise of any options and warrants to acquire Preferred Stock, does not exceed the Authorized Preferred Share Number.

(e) Each share of Preferred Stock is convertible into one share of Common Stock pursuant to the Certificate of Incorporation. Immediately prior to the Closing, each share of Preferred Stock shall convert or shall be deemed to have converted into one share of Common Stock for purposes of allocating Merger Consideration pursuant to Section V.3.(a) of the Certificate of Incorporation. The Merger will constitute a “liquidation, dissolution or winding up” of the Company pursuant to Article V.3.(a) of the Certificate of Incorporation (the principles for distribution of the Merger Consideration set forth in such section of the Certificate of Incorporation, the “Consideration Allocation Principles”). The allocation of the Aggregate Cash Consideration and Aggregate Stock Number among, and the amount of the Escrow Amount to be held back from, the Effective Time Stockholders provided in this Agreement (including as set forth in Section 2.7(d) and the defined terms used therein) complies with the Consideration Allocation Principles. Section 3.2(e) of the Company Disclosure Letter sets forth a good faith calculation of the information required to be set forth in the Consideration Spreadsheet, calculated as of the date of this Agreement. The allocations of the Merger Consideration provided for in the Consideration Spreadsheet among, and the terms providing for the holdback of the Escrow Amount from, the Effective Time Stockholders, will comply with the terms of this Agreement and the Consideration Allocation Principles.

(i) Section 3.2(e)(i) of the Company Disclosure Letter sets forth a good faith estimate of the Consideration Spreadsheet (assuming that the Stockholders who are not set forth on Schedule 6.1(a), hold mixed Election Shares) (the “Preliminary Consideration Spreadsheet”).

3.3 Subsidiaries. The Company does not own any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each Subsidiary of the Company, if any, is wholly owned by the Company and the Company is the sole record and beneficial holder of all issued and outstanding capital stock and equity interests, and all rights to acquire or receive any shares of capital stock, in each Subsidiary. Except for the Subsidiaries set forth on Section 3.3 of the Company Disclosure Letter, the Company does not have, and has never had, any Subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest, or control, directly or indirectly, in any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each entity listed on Section 3.3 of the Company Disclosure Letter that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding Liabilities, including taxes, with respect to any such entity. The Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Person.

3.4 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is contemplated to be a party, to perform its obligations hereunder and thereunder, subject to obtaining the Requisite Stockholder Approval, consummate the Merger and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which it is contemplated to be a party by the Company, the performance by it of its obligations hereunder and the consummation by it of the Merger and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Company and no further corporate actions on the part of the Company are necessary for it to authorize this Agreement and the Related Agreements to which it is contemplated to be a party or to consummate the Merger and the transactions contemplated hereby or thereby, subject only to obtaining the Requisite Stockholder Approval. Each of this Agreement and the Related Agreements to which the Company is contemplated to be a party has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b) The Board of Directors of the Company, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the terms of the Merger and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Stockholders, (ii) approving this Agreement, the Merger and the transactions contemplated hereby and (iii) directing that this Agreement be submitted to the vote of the Stockholders and recommending that the Stockholders adopt this Agreement.

(c) The affirmative vote or written consent of (i) the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together, on an as-converted-to-Common Stock basis and (ii) the holders of sixty percent (60%) of the outstanding shares of Preferred Stock, voting together, on an as converted to Common Stock basis (collectively, the “Requisite Stockholder Approval”) to adopt this Agreement is the only vote of the holders of any class or series of Company Capital Stock necessary under applicable Law or otherwise to adopt this Agreement in order to consummate the Merger and the other transactions contemplated hereby.

(d) The Company has delivered or caused to be delivered to Parent an executed Stockholder Certificate with respect to the Stockholders set forth on Schedule 6.1(a) and prior to Closing shall deliver the remainder of the Stockholder Certificates for each Stockholder of the Company. The Company acknowledges and understands that Parent is relying upon written representations made on behalf of each Stockholder in the Stockholder Certificate in issuing the shares of Parent Common Stock and, to the Knowledge of the Company, the Stockholder Certificates shall be true and accurate when delivered and as of the Closing Date. All of the Stockholders of the Company are Accredited Investors.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of, or result in the, termination, cancellation, modification or acceleration of any obligation or loss of any benefit under or result in the imposition of any Lien in or upon any of the properties or assets of the Company under, or give rise to any increased, additional or accelerated rights under (any such event, a “Conflict”) (a) any provision of the Charter Documents or equivalent organizational document of the Company, as amended, (b) any Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (c) any judgment, injunction, order, writ, decree or Law (collectively, an “Order”) applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 3.5 of the Company Disclosure Letter sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect in all material respects without limitation, modification, alteration, cancellation or termination and without resulting in any additional rights being granted to the other party thereto or coming into effect, after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Following the LLC Merger Effective Time, the Interim Surviving Corporation and the Final Surviving Entity will be permitted to exercise all of their rights under the Contracts without the payment of any additional amounts or consideration or the incurrence of additional Liabilities other than ongoing fees, royalties, payments, Liabilities which the Company would otherwise be required to pay, perform or satisfy pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.6 Consents. No Approval of or with any court, tribunal, administrative agency or commission or other federal, state, local or other governmental authority, administrative or regulatory (including self-regulatory) authority, instrumentality, agency or commission or similar entity or works counsel or similar entity, in each case whether domestic or foreign (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the Merger or the other transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger and the LLC Certificate of Merger with the Secretary of State of the State of Delaware, (b) the receipt of the Requisite Stockholder Approval and (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The total assets of the Company as set forth on the Current Balance Sheet did not exceed $13,000,000.

3.7 Company Financials; Internal Controls; No Undisclosed Liabilities.

(a) Company Financials. Section 3.7 of the Company Disclosure Letter sets forth true, correct and complete copies of the unaudited consolidated balance sheets of the Company as of December 31, 2010 and as of June 30, 2011, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve-month periods ended December 31, 2009 and the six months ended June 30, 2011 (such balance sheets and related statements, together with the Closing Balance Sheet, collectively, the “Financials”). The Financials (i) have been, and when delivered the Closing Balance Sheet will be, prepared from the Books and Records of the Company, (ii) are, and when delivered the Closing Balance Sheet will be, true and correct in all material respects (ii) were, and when delivered the Closing Balance Sheet will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and are consistent with each other (except in the case of unaudited interim financial statements do not contain footnotes and other presentation items that may be required by GAAP), and (iii) fairly present, and when delivered the Closing Balance Sheet will fairly present, in all material respects the consolidated financial condition of the Company on a consolidated basis as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of any aspect of the Financials. The Company does not have any Liabilities except for those that have been reflected in the Current Balance Sheet, other than those incurred following the date of the Current Balance Sheet in the ordinary course of business consistent with past practice that are not material to the Company individually or in the aggregate. Section 3.7(a) of the Company Disclosure Letter sets forth all Indebtedness of the Company, all of which may be prepaid without penalty or additional expense.

(b) Internal Controls. The Company has established and documented, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company (including any Employee thereof) nor the Company’s independent auditors has at any time identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.8 No Changes. Since the date of the Current Balance Sheet (A) the Company has operated in the ordinary course of business consistent with past practice and has paid its debts and Liabilities as they become due, (B) there has not been, occurred or arisen (A) any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) except, following the date hereof, as would not be prohibited under, or that is consented to by Parent in writing pursuant to, Article V hereof, any of the following:

(a) modifications, amendments or changes to the Charter Documents or any equivalent organizational document of any Subsidiary of the Company;

(b) expenditure (including capital expenditure), transaction or commitment by the Company exceeding $25,000 individually or $50,000 in the aggregate;

(c) payment, discharge, waiver or satisfaction, in any amount in excess of $25,000 individually or $50,000 in the aggregate, of any claim, right or Liability other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material Customer of the Company (whether or not covered by insurance);

(e) claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;

(f) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(g) adoption of or change in any election or accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or filing of any amended Return;

(h) revaluation by the Company of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(j) (i) increase in or other material change to the salary or other compensation (including equity based compensation) payable or to become payable by the Company to any of their to any of its respective officers, directors, employees or consultants, or (ii) grant, declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, change of control payment, termination payment, retention payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of its respective officers, directors, employees or consultants;

(k) entering into any Material Contract or any termination, extension, amendment or modification of the terms of any Material Contract;

(l) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties, in each case other than in the ordinary course of business consistent with past practice;

(m) loan by the Company to any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), or purchase by the Company of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(n) incurring by the Company of any Indebtedness or Guarantee (including with respect to the issuance or sale of any debt securities), amendment of the terms of any outstanding loan or guarantee agreement, except for obligations to reimburse employees for travel and business expenses incurred in the ordinary course of business consistent with past practices;

(o) waiver or release of any material right or claim of the Company, including any waiver, release or other compromise of any material account receivable of the Company;

(p) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or relating to any of their businesses, properties or assets;

(q) notice received by or on behalf of the Company or any of its Representatives of any claim or potential claim of ownership, interest or right by any Person other than the Company of the Company Intellectual Property owned by or developed or created by the Company or of infringement by the Company of any other Person’s Intellectual Property Rights;

(r) issuance, grant, delivery, sale or purchase of, or proposal, Contract to issue, grant, deliver, sell or purchase, by the Company, of (i) any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or (ii) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock upon the exercise of Company Options;

(s) (i) sale, lease, license or transfer of any Company Intellectual Property or execution, modification or amendment of any Contract with respect to the Company Intellectual Property with any Person (other than non-exclusive licenses of the Company Products to Customers pursuant to written agreements in the ordinary course of business and consistent with past practices that do not materially differ in substance from the Standard Form Agreements and involving aggregate payments to the Company of less than $25,000) or with respect to the Intellectual Property Rights of any Person (other than with respect to Shrink Wrap Code or Open Source Software), (ii) purchase, assignment, or license of any Technology or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property Rights of any third Person (other than with respect to Shrink Wrap Code), (iii) agreement or modification or amendment of an existing agreement with a third party with respect to the development of any Technology, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company;

(t) agreement or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products or Company Intellectual Property;

(u) purchase or sale of any interest in real property, granting of any security interest in any real property, entry into or renewal, amendment or modification of any lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company;

(v) acquisition by the Company of, or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(w) adoption or amendment of any Company Employee Plan, or execution or amendment of any Employee Agreement (other than execution of the Company standard at will offer letter);

(x) execution of any strategic alliance, affiliate or joint marketing arrangement or Contract by the Company;

(y) any action to accelerate the vesting schedule of any Company Options or Company Restricted Stock;

(z) hiring, promotion, demotion or termination or other change to the employment status or title of any employees of the Company, hiring or termination of any consultant of the Company, or any change to the status of any officer or director of the Company;

(aa) alteration of any interest of the Company in a Subsidiary or any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(bb) cancellation, amendment or renewal of any insurance policy of the Company;

(cc) issuance or agreement to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $10,000 individually or $25,000 in the aggregate; or

(dd) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (cc) of this Section 3.8 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

3.9 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, provincial, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions, installments and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this Section 3.9(a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.9(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Tax Returns and Audits.

(i) The Company has (a) prepared and timely filed all required U.S. federal, state, provincial, local and non-U.S. returns, estimates, information statements, elections, forms, transfer pricing studies and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable Law and (b) timely paid all Taxes required to be paid, whether or not shown to be due on such Returns.

(ii) The Company has paid or withheld with respect to its employees and other third parties and from any related Person, all federal, state, provincial and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld, and have timely paid such Taxes over to the appropriate authorities.

(iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) The Company does not have any Liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any Liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vi) The Company has Made Available to Parent or its legal counsel, copies of all Returns for the Company filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time and the LLC Merger Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(viii) None of the Company’s assets are treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix) The Company has (a) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, (c) no Liability for the Taxes of any Person (other than Company), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or non-U.S. law, and including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract or agreement, by operation of law or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x) The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s Tax books and records.

(xi) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xii) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any Tax authority to the Company or any representative thereof.

(xiii) No claim has ever been made by an authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

(xiv) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xv) The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulations Section 1.6011-4(b), or any comparable provision of state, local or non-U.S. law, or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2), or any comparable provision of state, local or non-U.S. law.

(xvi) The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction. The Company is not liable for any Tax as the agent of any other Person or business which constitutes a permanent establishment or other place of business for any Tax purpose.

(xvii) The Company will not be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (a) change in method of accounting made prior to the Closing, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) prepaid amount received prior to the Closing.

(xviii) There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of the Company under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv) Section 269 of the Code or (v) the Treasury Regulations promulgated under Section 1502 of the Code.

(xix) The Company has Made Available to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government with respect to the Company. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(xx) The Company has in its possession official foreign receipts for any Taxes paid to it by any foreign Tax authorities.

(xxi) The Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided to or by the Company are arm’s-length prices for purposes of the applicable transfer pricing laws.

(xxii) The Company uses the accrual method of accounting for Tax purposes.

(xxiii) The Company has not taken or agreed to take any action and, to the Knowledge of the Company, no other Person has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(xxiv) No Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Stockholder of any portion of the consideration payable pursuant to the Merger will result in compensation or other income to such Stockholder with respect to which Parent, the Company or any subsidiary of Parent or the Company would be required to deduct or withhold any taxes.

3.10 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), commitment or Order to which the Company is a party or otherwise binding upon the Company, its assets or properties, which, to the Knowledge of the Company, has or may reasonably be expected to have the effect of prohibiting or impairing any business activities of the Company (or, following the Closing, Parent or any of its Subsidiaries), any acquisition of property (tangible or intangible) by the Company (or, following the Closing, Parent or any of its Subsidiaries), the conduct of business by the Company (or, following the Closing, Parent or any of its Subsidiaries), or otherwise limiting the freedom of the Company (or, following the Closing, Parent or any of its Subsidiaries) to engage in any line of business or to compete with any Person.

3.11 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Section 3.11(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder.

(b) The Company has Made Available to Parent true, correct and complete copies of all leases, lease guaranties, subleases and other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements to which the Company is bound, other than those identified in Section 3.11(a) of the Company Disclosure Letter. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals are past due and no event of default has occurred (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Assuming the receipt of any necessary consents and/or waivers set forth on Section 3.11(b) of the Company Disclosure Letter, the Closing will not conflict with any Person of any Lease Agreement or affect the enforceability against any Person of any such Lease Agreement or the rights of the Company, the Interim Surviving Corporation or the Final Surviving Entity to the continued use and possession of the Leased Real Property for the conduct of business as currently conducted and as currently contemplated to be conducted. The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company is not party to any real estate broker agreement and does not owe brokerage commissions or finders fees with respect to any real property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases.

(c) To the Knowledge of the Company the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects (subject to normal wear and tear), is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable and adequate for the conduct of the business as currently conducted and as currently contemplated to be conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. Neither the Company nor any Subsidiary could be required to expend more than $25,000 in the aggregate under all Leased Agreements to restore the Leased Real Property at the end of the term of the applicable Leased Agreement to the condition required under the Lease Agreement based on the present condition of the Leased Real Property.

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Closing Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

3.12 Intellectual Property.

(a) Company Products. Section 3.12(a) of the Company Disclosure Letter lists all Company Products by name and version number.

(b) Technology. Section 3.12(b) of the Company Disclosure Letter lists all third party Technology that the Company has incorporated into the Company Products (including, without limitation, Open Source Software). Except as set forth in Section 3.12(b) of the Company Disclosure Letter, all Technology used in the Company Products was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and no third Person owns or has any rights to any of the Company Intellectual Property.

(c) Company Intellectual Property. Section 3.12(c) of the Company Disclosure Letter lists (i) all Registered Intellectual Property that is part of the Company Intellectual Property (“Company Registered Intellectual Property”) and all unregistered Trademarks used by the Company with respect to any Company Products, (ii) all other material Company Intellectual Property (other than trade secrets), (iii) any actions that must be taken by the Interim Surviving Corporation, Final Surviving Entity or any of their respective Subsidiaries within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iv) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or similar authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Intellectual Property. With respect to each item of Company Registered Intellectual Property (1) all necessary registration, maintenance and renewal fees in connection with such item of Company Intellectual Property that are or will be due for payment on or before the Closing Date have been or will be timely paid, and all necessary documents and certificates in connection with such item of Company Registered Intellectual Property that are or will be due for filing on or before the Closing Date have been or will be filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights; (2) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (3) each such item is subsisting, valid and enforceable, and (4) each such item is not subject to any unpaid maintenance fees or Taxes. To the Knowledge of the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property. The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property. Except as set forth in Section 3.12(c) of the Company Disclosure Letter, the Company has not claimed any status in the application for or registration of any Company Registered Intellectual Property, including “small business status,” that would not be applicable to Parent. To the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each assignment of Registered Intellectual Property to the Company by a third Person that is included within the Company Registered Intellectual Property with each relevant Governmental Entity.

(d) Transferability of Intellectual Property. All Company Intellectual Property will be fully transferable, alienable and licensable by the Interim Surviving Corporation, the Final Surviving Entity or Parent without restriction and without payment of any kind to any third party.

(e) Title to Intellectual Property. The Company or a Subsidiary thereof is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens. The Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement or misappropriation of the Company Intellectual Property. The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or, as of the time of such transfer or exclusive license, was material to the Company or any subsidiary thereof, to any other Person. Except as set forth in Section 3.12(e) of the Company Disclosure Letter, the Company has not (i) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were material to the Company, to any other Person or (ii) permitted the rights of the Company in any Company Intellectual Property, that is or was at the time material to the Company, to enter into the public domain.

(f) Third Party Intellectual Property Rights. Other than Intellectual Property Rights licensed to the Company under (i) licenses for the Open Source Software (as defined below) listed in Section 3.12(n) of the Company Disclosure Letter, (ii) licenses for Shrink Wrap Code, and (iii) the licenses set forth in Section 3.12(f) of the Company Disclosure Letter, the Company Intellectual Property includes all Intellectual Property that is used in or necessary for the conduct of the business of the Company as it currently is conducted or as currently proposed to be conducted by the Company, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Company Products. The Company owns, or possess license to use, all Technology that is used in or necessary to the conduct of the business of the Company as currently conducted and as presently contemplated to be conducted by the Company. There is no Software or other Technology, other than the Company Technology, that is material to the business of the Company.

(g) Standard Form Agreements. Copies of the Company’s standard form(s) of non-disclosure agreement and the Company’s standard form(s), including attachments, of non-exclusive licenses of the Company Products to Customers, including trial and evaluation licenses (collectively, the “Standard Form Agreements”) are attached to Section 3.12(g)(1) and Section 3.12(g)(2), respectively, of the Company Disclosure Letter. Other than non disclosure agreements and non exclusive licenses of the Company Products to end users that do not materially differ in substance from the Standard Form Agreements and that have been entered into in the ordinary course of business, Section 3.12(g)(3) of the Company Disclosure Letter lists all Contracts under which the Company has granted, licensed or provided any Company Intellectual Property to third parties (other than Contracts containing (i) non-exclusive rights granted to contractors or vendors to use Company Intellectual Property for the sole benefit of the Company or any subsidiary thereof), and (ii) non-exclusive licenses to Company Intellectual Property granted by Company in the ordinary course of business, where the license is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license, such as a sales or marketing Contract that includes an incidental license to use the Company’s or its Subsidiary’s Trademarks in advertising and selling the third party’s products or otherwise performing under such Contract), including any Contracts containing covenants not to sue or non-assertion provisions that relate to Company Intellectual Property.

(h) No Infringement by the Company. The operation of the business of the Company as it is currently conducted and as it is proposed to be conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Company Product, does not infringe (whether directly, indirectly, secondarily, contributorily, vicariously, by inducement, or under any other theory of infringement) or misappropriate and will not infringe or misappropriate when conducted in substantially the same manner by Parent and/or the Interim Surviving Corporation or Final Surviving Entity following the Closing, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity or similar right), or constitute unfair competition or trade practices under the laws of any jurisdiction. None of the Company, any of its Subsidiaries has received notice from any Person claiming that such operation or any act, any Company Product, any Technology used by the Company or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). No Company Product or Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the use of, or the ability to use, any such Company Product or the validity, use or enforceability of such Company Intellectual Property. The Company does not, without proper authorization and all necessary rights, possess or have within its custody or control any Technology, including without limitation any customer lists, marketing materials, technical information or data.

(i) Third Party Rights. No third party that has licensed Intellectual Property Rights or provided any Technology to the Company has retained ownership of or license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company thereof under such license.

(j) Effect of Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, the Interim Surviving Corporation, or the Final Surviving Entity, by operation of law or otherwise of any Contracts to which the Company is a party, will cause: (i) Parent, the Interim Surviving Corporation, the Final Surviving Entity, or any of their respective Subsidiaries or other Affiliates or the Company to grant to any third party any license or other right to, or to become bound by or subject to any covenant not to sue or other non-assertion provision with respect to, any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, the Interim Surviving Corporation, the Final Surviving Entity, or any of their respective Subsidiaries or other Affiliates or the Company, to be bound by, or subject to, any non compete or other restriction on the operation or scope of their respective businesses (excluding any non compete or other restriction that arises from any agreement to which Parent or any of its Subsidiaries or other Affiliates is a party but the Company is not a party) or (iii) Parent, the Interim Surviving Corporation, the Final Surviving Entity, any of their respective Subsidiaries or Affiliates or the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(k) No Third Party Infringement. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property. The Company has the exclusive right to bring actions against any Person that is infringing or misappropriating any Company Intellectual Property and to retain for themselves any damages recovered in any such action.

(l) Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) are attached to Section 3.12(l)(1) and Section 3.12(l)(2), respectively, of the Company Disclosure Letter. Each (i) current and former employee of the Company, (ii) current and former consultant of the Company and (iii) other individual who is or has been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company (each, a “Contributor”), has executed the applicable form of agreement. Without limiting the foregoing, no Contributor owns or has any right to Company Products or Company Intellectual Property, nor to the Knowledge of the Company has any Contributor made any assertion to the Company, its representative, or any dispute resolution body (e.g., a court of law) with respect to any alleged ownership of, or rights in or to, any Company Products or Company Intellectual Property. All current and former employees of the Company are or were, at the time of employment, residents of countries that recognize moral rights or whose employment relationships are or were governed by applicable laws in countries that recognize moral rights have executed written agreements with the Company that to the fullest extent permitted under applicable law, waive for the benefit of the Company, all moral rights in any works of authorship relating to the business of the Company, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous. The Company has taken all reasonable steps that are required or necessary to protect the confidentiality of Confidential Information and trade secrets of the Company or of any third party that has provided any confidential information or trade secrets to the Company.

(m) No Government Funding. No funding, facilities or resources of any Governmental Entity, university, college, other educational institution, or research center was used in the development of the Company Products or Company Intellectual Property.

(n) Open Source Software. Section 3.12(n) of the Company Disclosure Letter lists all Software that is distributed under an Open Source License (including but not limited to the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD

licenses, and the Apache License) (collectively, “Open Source Software”) that has been incorporated into or used in the development, testing or delivery of any Company Product in any way and describes the manner in which such Open Source Software was incorporated (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was linked with or otherwise incorporated into any Company Product). The Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or other Company Technology, (i) require its disclosure or distribution in source code form, (ii) require its licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto, complete copies of which have been made available to Parent.

(o) Source Code. The Company owns and possesses all source code for all Software included within the Company Technology and own or have valid licenses and possess source code for all Company Products and any other Software or products distributed and presently supported by the Company. The Company has taken all actions customary in the software industry to document the Software which is Company Intellectual Property and its operation, such that such Software, including its Source Code and documentation, have been written in a manner so that they may be understood, modified and maintained by reasonably competent programmers. Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code for any Company Product or Company Technology except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company.

(p) Personally Identifiable Information. Section 3.12(p) of the Company Disclosure Letter generally describes all categories of Personally Identifiable Information collected by the Company through Internet websites owned, maintained or operated by the Company (“Company Sites”), and through any services provided to customers of the Company (“Company Services”). “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company can be used to specifically identify a Person. The Company has complied with all applicable Laws, contractual and fiduciary obligations, and any rules of any applicable self-regulatory organizations in which it is or has been a member (collectively, “Privacy Laws and Standards”), and any of the Company’s internal and external privacy policies, relating to (i) the privacy of users of Company Sites, Company Products, and Company Services and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected, maintained, or used by the Company in any manner or by third parties having authorized access to such information. The execution, delivery and performance of this Agreement complies with all Privacy Laws and Standards and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company that apply to the Company Sites, Company Products, or Company Services are attached to Section 3.12(p) of the Company Disclosure Letter. Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by all applicable Privacy Laws and Standards, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Privacy Laws and Standards.

(q) Protection of Personally Identifiable Information. With respect to all Personally Identifiable Information collected, stored, used or maintained by or for the Company, the Company has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of that Personally Identifiable Information.

(r) Standards Bodies. Section 3.12(r) of the Company Disclosure Letter contains a list of all standards-setting organizations, self-regulatory organizations, industry bodies and consortia, and other multi-party special interest groups and activities in which the Company currently is participating, or in which the Company has participated in the past (each, a “Standards Body”), including a list of all membership agreements and other Contracts to which the Company is or was a party relating to each such Standards Body. All bylaws, policies, rules and similar materials relating to each such Standards Body have been Made Available to Parent. The Company is, and at all times has been, in compliance with all applicable bylaws, policies, rules, and similar materials of Standards Bodies during such time as the Company is or was involved with such Standards Bodies or otherwise subject to such bylaws, policies, rules, and similar materials. The Company is not and has not been in breach of any membership agreement or other Contract with any Standards Body. No Standards Body has imposed or purported to impose, or will impose or purport to impose, any obligations on the Company or its affiliates (or, following the Effective Time or the LLC Merger Effective Time, on Parent, the Interim Surviving Corporation, the Final Surviving Corporation, or any of their respective Subsidiaries or other affiliates) with respect to licensing or granting of any Intellectual Property Rights.

(s) Bugs. Section 3.12(s) of the Company Disclosure Letter sets forth the Company’s current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to the Company Products and Company Technology. The Company has Made Available to Parent information relating to any problem or issue with respect to any of the Company Products and other Company Technology which adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Company Products or Company Technology reasonably sufficient for Parent to evaluate the general nature and scope of such problem or issue. Without limiting the generality of the foregoing, (i) there have been, and are, no material defects, malfunctions or nonconformities in any of the Company Products and Company Technology; (ii) there have been, and are, no claims asserted against the Company or any of its customers or distributors related to the Company Products or Company Technology; and (iii) the Company has not been nor is required to recall any Company Products or Company Technology.

(t) Contaminants. All Company Products (and all parts thereof) and Company Technology, including all Technology used to deliver Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Products and Company Technology (or parts thereof) or data or other Technology (“Contaminants”). The Company endeavors to prevent the introduction of Contaminants into Company Products and Company Technology, including the Technology used to deliver Company Products, using the procedures specified in Section 3.12(t) of the Company Disclosure Letter.

(u) Security Measures. The Company has taken the steps and implemented the procedures specified in Section 3.12(u) of the Company Disclosure Letter to protect the information technology systems used in connection with the operation of the Company from Contaminants. The Company has the disaster recovery and security plans, procedures and facilities for the business specified in Section 3.12(u) of the Company Disclosure Letter. There have been no material unauthorized intrusions or breaches of the Company’s security of information technology systems.

(v) Performance. All Company Products and Company Technology perform in all material respects in accordance with the design specifications to which such Company Products and Company Technology were developed. The User Documentation associated with any Company Product and Company Technology contains no errors, other than of a typographical nature. All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in conformity with all applicable Laws.

(w) Certificate of Originality. The Company has duly executed and Made Available to Parent a “Certificate of Originality” for each of the Company Products in the form of Exhibit G to this Agreement (the “Certificates of Originality”). Each such Certificate of Originality is true, complete and correct with respect to each Company Product.

3.13 Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Company Disclosure Letter) to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i) any Contract with an employee or individual consultant, contractor, or salesperson (other than “at-will” employment agreements entered into in the ordinary course of business that do not provide for severance, termination, bonus or change of control payments, vesting acceleration provisions or any notice period upon termination) or any Contract to grant any bonus, severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting, salesperson or sales Contract;

(ii) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, and any Contract relating to the sale, issuance, grant, exercise, award, purchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants, or other rights therefore, except for the Plan;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value in excess of $10,000 individually or $25,000 in the aggregate;

(v) any Contract to provide indemnification or any guaranty;

(vi) any Contract relating to capital expenditures and involving payments from and after the date hereof in excess of $10,000 individually or $25,000 in the aggregate;

(vii) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any Contract (including any purchase order) for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;

(x) any construction Contracts;

(xi) any Contracts that contain “most favored nation” or preferred pricing provisions or that give any rights of first or last offer, negotiation or refusal, any Person;

(xii) any Contract (i) under which the Company is restricted from selling, licensing, manufacturing or otherwise using or distributing any Company Intellectual Property or Company Products, (ii) under which the Company is restricted from exercising any Intellectual Property Rights, or (iii) limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to purchase or otherwise obtain any services, Software, or other Technology;

(xiii) any Contract under which the Company is restricted from soliciting or hiring, directly or indirectly, any employee or consultant of another Person;

(xiv) all licenses, sublicenses and other Contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company Intellectual Property;

(xv) any Contract, other than with employees of the Company, providing for the development of any Software or other Technology, independently or jointly, by or for the Company;

(xvi) any dealer, distribution, joint marketing, strategic alliance, affiliate agreement or similar Contract;

(xvii) any Contract providing for the establishment or operation of a joint venture or similar arrangement with one or more Persons;

(xviii) any Contract to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xix) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, independent software vendor, or other Contract for use or distribution of the Company Products or Company Technology;

(xx) any nondisclosure, confidentiality or similar Contract, other than those entered into with any actual or prospective customer, distributor, or vendor in the ordinary course of business consistent with past practices;

(xxi) any Contracts terminable by the counterparty thereto upon an assignment or change in control of the Company or requiring notification to counterparties in the event of assignment or change in control of the Company;

(xxii) any Contract pursuant to which any exclusive licenses or rights, or any covenants not to sue or non-assertion provisions, in or to the Company Intellectual Property are granted by the Company;

(xxiii) any Contract required to be disclosed in Section 3.12(a) of the Company Disclosure Letter;

(xxiv) any Contract pursuant to which any exclusive licenses or rights to Intellectual Property Rights are granted to the Company;

(xxv) other than nondisclosure and confidentiality Contracts, all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Technology or Intellectual Property Rights of a third party, other than Open Source Software (and excluding non-exclusive licenses to Intellectual Property Rights owned by third parties granted to the Company in the ordinary course of business, where the license is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license, such as a sales or marketing Contract that includes an incidental license to use the third party’s Trademarks in advertising and selling the third party’s products or otherwise performing under such Contract); provided, however, that although licenses and other Contracts to which the Company is a party and pursuant to which the Company is authorized to use any Shrink Wrap Code are Material Contracts, the Company is not required to list such licenses and other Contracts in Section 3.13(a)(xxv) of the Company Disclosure Letter;

(xxvi) any Contract (other than nondisclosure and confidentiality Contracts) with a Top Supplier or a Customer;

(xxvii) any settlement or litigation “standstill” agreement;

(xxviii) any Lease Agreement; or

(xxix) any Contract that involves obligations of the Company of $10,000 individually or $25,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days, other than customer purchase orders arising in the ordinary course of business to the extent that the purchase or sale provided for therein has been performed on or prior to the date of this Agreement.

(b) Each Material Contract is a valid and binding agreement of the Company, enforceable against the Company and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto. The Company is in compliance with and has not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any such other party. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in a violation of, in any material respect, any provision of, or the failure to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of any Material Contract by the Company or any other Person. There are no pending or, to the Knowledge of the Company, threatened disputes or disagreements with respect to any Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject.

3.14 Insurance. Section 3.14 of the Company Disclosure Letter lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past five years and remain in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any Affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.15 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, other stockholder of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.15.

3.16 Litigation. There is no action, suit, claim, arbitration or proceeding (including any administrative proceeding) of any nature pending (each an “Action”) or to the Knowledge of the Company, threatened, against the Company or any of its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no Order of any Governmental Entity or arbitrator outstanding against the Company and, to the Knowledge of the Company, there is no investigation or other proceeding pending or threatened in writing against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. The Company has not commenced or has been a party to any Action since its date of incorporation. To the Knowledge of the Company, there is no Action or investigation of any nature pending or, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an investigation, action, suit, claim or proceeding.

3.17 Environmental Matters. The Company (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice relating to any alleged non-compliance or violation of or Liabilities under any Environmental Law; (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials in a manner that could reasonably be expected to result in Liabilities, or any investigation, corrective action, or remedial obligation, under any Environmental Laws; (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (v) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any property owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession of the Company. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as would reasonably be expected to result in any liability or investigation, corrective action, or remedial obligation of the Company under any Environmental Laws.

3.18 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.18(a)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 3.18(a)(ii) of the Company Disclosure Letter sets forth a table setting forth the name, location in which services are provided, base salary and accrued vacation of each employee of the Company as of the date hereof. To the Knowledge of the Company, no employee listed on Section 3.18(a)(ii) of the Company Disclosure Letter intends to terminate his or her employment for any reason. Section 3.18(a)(iii) of the Company Disclosure Letter contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company. Each of the Company and its ERISA Affiliates has classified all individuals who perform services for it correctly under the Company Employee Plans, ERISA and the Code as common law employees, independent contractors or leased employees.

(b) Documents. The Company has Made Available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto, all related trust documents, and the most recent summary plan description together with the summary(ies) of material modifications thereto, if any (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) all written agreements and Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) each affirmative action plan, if applicable, (vi) all communications to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to the Company, (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if applicable.

(c) Employee Plan Compliance. The Company and its ERISA Affiliates have performed all obligations required to be performed by it under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all respects in accordance with its terms and in compliance with all applicable Law, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Actions pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Merger Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) No Self-Insured Plan. Neither the Company nor any of its ERISA Affiliates maintains, sponsors or participates in, contributes to, or has any Liability under, any self-insured plan that provides welfare benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) International Employee Plan. Neither the Company nor any ERISA Affiliate currently has or has ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; CFRA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state or foreign law applicable to its employees.

(j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code.

(k) Parachute Payments. There is no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other Contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.18(k) of the Company Disclosure Letter lists all Persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l) Section 409A.

(i) Section 3.18(l)(i) lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and each ERISA Affiliate. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto (“Section 409A”), has been amended to comply with Section 409A to the extent necessary and neither the Company or any ERISA Affiliate is reasonably expected to have any material Tax withholding obligation with respect to Section 409A. No such nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(ii) Each Company Option, stock appreciation right other similar right to acquire Common Stock or Company Capital Stock (i) has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the temporary or final regulations or other IRS guidance issued with respect thereto), and (iv) has at all times been properly accounted for in accordance with GAAP in the Financials. There is no contract, agreement, plan or arrangement to which the Company or any of its Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a tax gross up payment to any Employee for Tax-related payments under Section 409A of the Code.

(m) Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, fair employment practices, meal and rest periods, immigration status, employee safety and health and wages and hours, and in each case, with respect to employees: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions or administrative matters pending, threatened or reasonably anticipated against the Company or any of its employees relating to any employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local governmental entity with regard to employment practices. The services provided by each of the Company’s employees are terminable at the will of the Company and any such termination would result in no Liability to the Company. Section 3.18(m) of the Company Disclosure Letter lists all Liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its Subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. To the Knowledge of the Company, the Company does not have direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, with respect to any employee leased from another employer or any employee currently or formerly classified as exempt from overtime wages.

(n) Labor. No work stoppage, labor strike or other labor dispute against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no Actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar legislation, whether domestic or foreign. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company. Within the past two years, the Company has not incurred any Liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied Liability under WARN or any similar state or local law, or trigger any notice obligations.

(o) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company is obligated under any Contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

3.19 Governmental Authorization. Each material consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

3.20 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to any Law in effect on or before the Closing Date and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in a violation of any Law, except for such violations where the sole effect on the Company would constitute its obligation for penalties or other Liabilities of less than $10,000 individually or $25,000 in the aggregate. The Company does not conduct any business outside of the United States.

3.21 Export Control Laws. Prior to the Closing, the Company has at all times conducted its export transactions in accordance with (1) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (2) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing, (a) the Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (b) the Company is in compliance with the terms of all applicable Export Approvals; (c) there are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to such Export Approvals; (d) the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; (e) Export Approvals for the transfer of export licenses to Parent, the Interim Surviving Corporation or the Final Surviving Entity are required, or such Export Approvals can be obtained expeditiously without material cost.

3.22 Foreign Corrupt Practices Act. The Company (including any of its officers, directors, agents, Employees or other Person associated with or acting on their behalf) has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or Employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s activities that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

3.23 Customers and Trial Customers. Section 3.23 of the Company Disclosure Letter sets forth all customers of the Company Products, including “trial” or “evaluation” customers of the Company, for the 12 month period ending on the date of this Agreement (each such customer, a “Customer”). The Company has not received notice, nor does the Company have Knowledge, that any Customer intends to, nor does the Company have Knowledge of any facts or circumstances that would reasonably be expected to cause a Customer to, cancel or otherwise materially and adversely modify its relationship with the Company, or cease to use the products or services of the Company, whether on account of the transactions contemplated by this Agreement or otherwise. There are no warranty claims or other uninsured claims pending or, to the Knowledge of the Company, threatened against the Company under any Contracts which might involve a material monetary Liability which is not fully reserved against in the most recent monthly financial statements included in the Financials. The Company has Made Available to Parent all Contracts with each Customer.

3.24 Minute Books; Complete Copies of Materials. The minute books of the Company, all of which have been Made Available to Parent, contain true, correct and complete records of all meetings held of, and corporate action taken by, the Stockholders, the Board of Directors and committees of the Board of Directors of the Company, and no meeting of any such Stockholders, Board of Directors or committee has been held for which minutes have not been prepared or that are not contained in such minute books. The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company (collectively, the “Books and Records”) that are true, correct and complete and accurately and fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company and will be in the possession of the Company. The Company has Made Available true and complete copies of (i) each document (or summaries of same) that has been requested by Parent or its counsel and (ii) all Contracts and other documents required to be set forth (whether or not disclosed) on the Company Disclosure Letter.

3.25 Bank Accounts; Powers of Attorney. Section 3.25 of the Company Disclosure Letter sets forth a complete and accurate list of: (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of the Company, including the location and account numbers of all such accounts, lock boxes and safe deposit boxes, (b) the names of all persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto and (c) the names of all persons holding general or special powers of attorney from the Company, and a summary statement of the terms thereof.

3.26 Brokers’ and Finders’ Fees; Transaction Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent, the Interim Surviving Corporation or the Final Surviving Entity incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company. Section 3.26 of the Company Disclosure Letter sets forth the Company’s reasonable estimate of all Transaction Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement to be used by the Company for the purpose of soliciting the adoption of this Agreement by the Stockholders and the other information contemplated therein (including the information in the Stockholder Certificate and the Merger Consideration Election Form) will, at the time the Information Statement is sent to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company has provided to the Parent such information concerning its business and financial statements and affairs as, in the reasonable judgment of the Company or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements to the Information Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement or the other documents to be distributed to the Stockholders in connection with this Agreement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The representations and warranties in this Section 3.27 do not and will not apply to statements included in the Information Statement or the other documents to be distributed to the Stockholders in connection with this Agreement that are based upon information supplied by Parent or the Merger Subs for use or incorporation by reference therein or statements regarding Parent or the Merger Subs which were required to have been included by Parent or the Merger Subs therein and which were omitted from the information supplied by Parent or the Merger Subs.

3.28 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Disclosure Letter) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Each of Parent and the Merger Subs hereby represents and warrants to the Company that, on the date hereof and as of the Closing Date, as though made at the Closing Date, as follows:

4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub One is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Merger Sub Two is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authority. Each of Parent and each of the Merger Subs has all requisite corporate or limited liability company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and each of the Merger Subs of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and each of the Merger Subs and no other corporate or limited liability company proceedings on the part of Parent or the Merger Subs are necessary for them to authorize this Agreement or to consummate the Merger and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which Parent and the Merger Subs, as applicable, is a party have been duly executed and delivered by Parent and the Merger Subs, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and the Merger Subs, as applicable, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or the Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Merger Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations, compliance and filings as may be required under applicable securities laws and the rules and regulations of the New York Stock Exchange.

4.4 No Conflict. The execution and delivery by Parent and the Merger Subs of this Agreement and any Related Agreements to which Parent or the Merger Subs are a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (a) any provision of the certificate of incorporation and by-laws of Parent and the Merger Subs, each as amended or (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Merger Subs or any of their respective properties or assets (whether tangible or intangible).

4.5 Parent Common Stock. The Parent Common Stock which constitutes a portion of the Merger Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

4.6 Financing. Parent shall have sufficient cash to fund the Aggregate Cash Consideration without the need for additional outside financing.

4.7 SEC Documents. All documents filed by Parent with the SEC (the “Parent SEC Filings”) (a) conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements set forth in the instructions for such forms under the Securities Act and the Exchange Act, and (b) when taken together, did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed report with the SEC prior to the date hereof. The financial statements of Parent included in the Parent SEC Filings fairly and accurately represented, in all material respects, the consolidated financial condition of Parent as of their respective dates and Parent’s consolidated results of operations for the respective periods specified therein were prepared in accordance with GAAP, except as indicated in the notes thereto.

4.8 Litigation. Other than as disclosed in the Parent SEC Filings, as of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing, against Parent or any of its Subsidiaries, in each case, other than those that would not have a material adverse effect on the business of Parent and its Subsidiaries, taken as a whole.

4.9 Brokers. No broker, investment banker or other person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon any Contract entered into by Parent or the Merger Subs.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Affirmative Conduct of Business of the Company. The Company shall, at all times prior to the Effective Time, conduct the business of the Company in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, shall pay the debts and Taxes of the Company when due (except for Taxes being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves are made on the Current Balance Sheet), shall pay and perform all other obligations and Liabilities when due (including paying accounts payable when due), shall use its reasonable best efforts to comply with Law, and preserve intact the present business organizations of the Company, keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time.

5.2 Restrictions on Conduct of Business of the Company. The Company shall not, without the prior written consent of Parent:

(a) cause or permit any modifications, amendments or changes to the Charter Documents or any equivalent organizational document of any Subsidiary of the Company;

(b) undertake any expenditure (including capital expenditures), transaction or commitment exceeding $10,000 individually or $25,000 in the aggregate or any commitment or transaction of the type described in Section 3.13(a);

(c) pay, discharge, waive or satisfy, in an amount in excess of $10,000 individually or $25,000 in the aggregate, any claim, right or Liability, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(e) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement or settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing, and Parent has approved such Return;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Capital Stock);

(h) issue or authorize the issuance of any other securities, including any securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Capital Stock), it being understood that this restriction shall apply to any issuance pursuant to Company Options;

(i) issue, grant, deliver, pledge or sell or authorize or propose the issuance, grant, delivery, pledge or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares, other convertible securities or rights in any way linked to the price of any Company Capital Stock or the value of the Company or any part thereof, it being understood that this restriction shall apply to any issuance pursuant to Company Options;

(j) (i) increase in or other change to the salary or other compensation (including equity based compensation) payable or to become payable by the Company to any of its respective officers, directors, employees or consultants, or (ii) grant any severance or termination pay (cash, equity or otherwise) to any officer or employee, make any declaration, commitment or obligation of any kind for such payment, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(k) adopt or amend any Company Employee Plan, or enter into any Employment Agreement, pay any bonus or special remuneration (cash, equity or otherwise) to any Employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants, except pursuant to agreements outstanding on the date hereof that have been previously been Made Available to Parent;

(l) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(m) other than entering into agreements relating solely to Shrink Wrap Code entered into in the ordinary course of business consistent with past practices, (i) sell, lease, license, or otherwise dispose of or grant any security interest in, any of the Company Intellectual Property or the Company’s other properties or assets, including the sale of any accounts receivable of the Company, (ii) assign or transfer to any Person any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Technology or Intellectual Property Rights of any Person, (iii) allow any Company Intellectual Property Rights to lapse or enter into the public domain, (iv) purchase or license any Technology or Intellectual Property Rights (other than Shrink Wrap Code) or enter into any agreement (other than with respect to Shrink Wrap Code) or modify or amend any existing agreement with respect to the Intellectual Property Rights of any Person or (v) enter into any agreement or modify or amend any existing agreement with a third party with respect to the development of any Technology;

(n) issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $10,000 individually or $25,000 in the aggregate;

(o) except for advances to Employees for travel and business expenses in the ordinary course of business consistent with past practices, make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(p) incur any Indebtedness or Guarantee, including through the issuance or sale of any debt securities (other than the obligation to reimburse employees for travel and business expenses or Indebtedness incurred in connection with the purchase of goods and services in the ordinary course of the Company’s business consistent with past practices), amend the terms of any Indebtedness, loan or guarantee agreement;

(q) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, in each case in excess of $10,000 individually or $25,000 in the aggregate;

(r) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its business, properties or assets;

(s) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products;

(t) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

(u)(i) terminate, amend or otherwise modify (or agree to do so), violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Contracts set forth or described in the Company Disclosure Letter or (ii) enter into any Contract that would be required to be disclosed in the Company Disclosure Letter (except in the ordinary course of business consistent with past practice) or that would otherwise be material to the Company;

(v)(i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) otherwise acquire or agree to acquire any assets or any equity securities, which, individually, is in excess of $10,000, or in the aggregate, are in excess of $25,000, except in the case of this clause (ii) purchase of inventory and supplies in the ordinary course of business and consistent with past practice; enter into any strategic alliance, affiliate agreement or joint marketing arrangement or Contract;

(w) take any action to accelerate or otherwise modify the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

(x) make any representations or send any written communications to its employees regarding this Agreement or the transactions contemplated hereby;

(y) make any representations or issue any written communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any offers of employment from Parent;

(z) hire, offer to hire, or terminate any employees, other than for cause after providing reasonable notice to Parent of intent to so terminate such employee, or encourage or otherwise cause any employees to resign from the Company;

(aa) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(bb) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or renew any insurance policy of the Company;

(cc) enter into any Contract that (A) provides for any use restrictions on the Company with respect to confidential information except in the ordinary course of business consistent with past practice, (B) includes any arbitration or similar dispute resolution provision, (C) does not disclaim implied warranties or contain a waiver of incidental, consequential, punitive, indirect and special damages in favor of the Company (and its assignees) in all circumstances, (D) does not include a reasonable limitation on the payment of direct damages by the Company in connection therewith, (E) contains any “non-solicitation,” “no hire” or similar provision that restricts the Company or (F) provides for “exclusivity,” “non-compete,” “most-favored customer” or any similar requirement or under which the Company is restricted in any respect, or under which Parent or any of its Subsidiaries would after the Closing be restricted in any respect, with respect to distribution, licensing, marketing, pricing, purchasing, development or manufacturing of its respective products or services;

(dd) enter into any Contract if consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) or compliance by the Company with the provisions hereof will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any security interest in any of the properties or assets of the Company or Parent or any of their respective Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlement under, any provision of such Contract;

(ee) enter into any Contract containing any restriction on the ability of the Company, the Interim Surviving Corporation or the Final Surviving Entity to assign its rights, interest or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated hereby;

(ff) participate in any activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other activity that is outside the ordinary course of business and could reasonably could be expected to increase the cash of the Company at Closing, or any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the products offered by the Company prior to the Closing, including sales of a product (i) with payment terms longer than terms customarily offered by the Company for such product, (ii) at a greater discount from listed prices than customarily offered for such product, other than pursuant to a promotion of a nature previously used in the ordinary course of business for such product, (iii) at a price that does not give effect to any general increase in the list price for such product publicly announced prior to the Closing Date, (iv) with shipment terms more favorable to the customer than shipment terms customarily offered by the Company for such product, (v) in a quantity greater than the reasonable resale requirement of the particular customer, (vi) in conjunction with other material benefits to the customer not previously offered in the ordinary course of business to such customer; (vii) accelerating the timing of any new releases for existing products; or

(gg) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(ff), or any other action that would (i) prevent the Company, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

5.3 No Solicitation.

(a) The Company shall not (nor shall the Company permit any of its Representatives to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire any portion of the business, assets, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, consolidation, purchase of assets, stock purchase, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company (other than the purchase of inventory in the ordinary course of business), or (iv) enter into any contract, letter of intent, term sheet or similar document with any Person providing for the acquisition of any portion of the business, assets, properties or technologies of the Company (other than the purchase of inventory in the ordinary course of business), whether by merger, purchase of assets, stock purchase, license, tender offer or otherwise, and shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv). In the event that the Company or any of the Company’s Representatives shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of this Section 5.3(a), or any request for disclosure or access as referenced in clause (ii) of this Section 5.3(a), the Company shall (A) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (B) promptly, and in any event within 24 hours thereof, notify Parent thereof, including information as to the identity of the offeror or the party making any such offer, proposal, or request and the specific terms of such offer, proposal or request, as the case may be, and such other information related thereto as Parent may reasonably request.

(b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3(b) and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative taken on behalf of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Stockholder Approval.

(a) In connection with such Stockholder approval and as soon as practicable after the execution of this Agreement, the Company shall deliver the Information Statement attached hereto as Exhibit H to the Stockholders for the purpose of soliciting the written consent of the Stockholders (such information statement, together with the attachments thereto, the “Information Statement”). Each of the Parent and the Company agree that all information provided by each of them for inclusion in any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including the Information Statement (the “Soliciting Materials”), shall comply in all material respects with Regulation D and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. As soon as practicable following the execution of this Agreement, the Company shall deliver the Soliciting Materials to the Stockholders and solicit the written consent of the Stockholders to approve and adopt the Agreement and approve the Merger. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements to the Information Statement. Each of the parties hereto will promptly advise the other parties in writing if at any time prior to the Effective Time any party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement or any other Soliciting Materials in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The Board of Directors of the Company shall recommend to the Stockholders that such Stockholders adopt the Agreement and the transactions contemplated hereby, and the Information Statement shall contain such recommendation, as well as the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are in the best interests of the Stockholders in the opinion of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Parent and the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion. The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, nor shall the Company or the Board of Directors of the Company encourage or solicit the Stockholders to alter, modify, change or revoke their approval of this Agreement, the Merger and the transactions contemplated hereby. As promptly as practicable following the execution of this Agreement, and in any event within two hours, the Company shall deliver to Parent Irrevocable Stockholder Consents executed by each of the persons listed on Schedule 6.1(a) representing the Closing Stockholder Approval. The Company shall use its best efforts to deliver to Parent Irrevocable Stockholder Consents and Stockholder Certificates from the remaining stockholders within five (5) days following the execution of this Agreement. Prior to the Closing, the Company shall provide each Stockholder who is not an Accredited Investor the opportunity to consult with the Purchaser Representative (as defined in Section 6.2(g) hereof) prior to such Stockholder’s approval of this Agreement and the Merger by written consent such that the requirements for a valid private placement under Regulation D shall be met. “Accredited Investor” shall have the meaning set forth in Regulation D promulgated under the Securities Act.

(b) In addition, the Company shall submit for approval by the Stockholders by the requisite vote (and in a manner reasonably satisfactory to Parent) any payments or benefits that Parent determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence reasonably satisfactory to Parent that a Stockholder vote was held in conformance with Section 280G and the regulations thereunder, or that such requisite Stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided.

6.2 Securities Law Compliance.

(a) Issuance of Parent Common Stock. The shares of Parent Common Stock issuable to the Stockholders pursuant to Section 2.7 hereof, are intended to be issued pursuant to an exemption or exemptions from registration under Regulation D of the Securities Act and the exemption from qualification under the Laws of applicable state securities laws. The certificates for shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act and to comply with applicable state securities laws.

(b) Stockholder Certificates. The Company shall deliver to each Stockholder along with the Information Statement a Stockholder Certificate in substantially the form attached hereto as Exhibit I (the “Stockholder Certificates”). The Stockholder Certificate contains, among other things, an election form (a “Merger Consideration Election Form”) permitting the Effective Time Stockholders to specify (i) the number of shares of such holder’s Company Capital Stock with respect to which such holder elects to receive the Per Share Cash Election Consideration, (ii) the number of shares of such holder’s Company Capital Stock with respect to which such holder elects to receive the Per Share Stock Election Consideration (iii) the number of shares of such holder’s Company Capital Stock with respect to which such holder elects to receive the Per Share Mixed Election Consideration. Any Company Capital Stock (i) not designated (either directly or by instructing the Company to so designate pursuant to the Stockholder Certificate) as a Mixed Election Share, a Cash Election Shares or Stock Election Shares in the a Stockholder Certificate or (ii) with respect to which the Parent has not received an effective, properly completed Merger Consideration Election Form on or before noon Pacific Time, on the Closing Date (or such other time and date as the Company and Parent shall agree) (the “Election Deadline”) shall be deemed to be Mixed Election Shares. Any such election shall have been properly made only if the Parent shall have actually received a properly completed Merger Consideration Election Form by the Election Deadline. Subject to the terms of this Agreement and of the Merger Consideration Election Form, the Parent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in the Merger Consideration Election Forms, and any good faith decisions of the Parent regarding such matters shall be binding and conclusive. None of Parent, the Merger Subs or the Company shall be under any obligation to notify any Person of any defect in a Merger Consideration Election Form. Prior to the Closing (and in any event within 30 days following the date of this Agreement), the Company shall deliver to Parent a Stockholder Certificate duly executed by each Effective Time Stockholder.

(c) Blue Sky Laws. As promptly as practical after the Closing, Parent and Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall assist Parent as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.

(d) Restrictions on Transfer.

(i) The Parent Common Stock to be issued in connection with this Agreement has not been registered under the Securities Act and/or state securities “blue sky” laws, and that the offering of the Parent Common Stock contemplated hereby is to be effected pursuant to an exemption from the registration requirements imposed by such laws, and that, except as provided in Section 6.2(e), the Parent is under no obligation to register the shares. Each Effective Time Stockholder shall not offer, sell or otherwise dispose of any Parent Common Stock acquired as Merger Consideration except pursuant to a registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

(ii) As more fully set forth in the Stockholder Certificates, no Effective Time Stockholder shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of the Parent Common Stock received by such Effective Time Stockholder as Merger Consideration pursuant to Section 2.7(d), or any options or warrants to purchase any such shares of Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive such shares of Parent Common Stock, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC, from the Effective Time until, initially, December 5, 2011 (the “Lock-Up Period”); provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, Parent releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, Parent announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless each of the Representatives (as such term is defined in the Underwriting Agreement, dated as of June 8, 2011, between Parent and the several underwriters party thereto) waives, in writing, such extension. The foregoing restriction is expressly agreed to preclude any Effective Time Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any shares of Parent Common Stock received by such Effective Time Stockholder pursuant to Section 2.7(d), even if such shares of Parent Common Stock would be disposed of by someone other than such Effective Time Stockholder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any such shares of Parent Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Parent Common Stock.

(iii) The certificates representing the shares of Parent Common Stock issuable in the Merger hereunder shall include an endorsement typed conspicuously thereon of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF AT LEAST 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

(e) Registration Rights.

(i) Registration. If (but without any obligation to do so) Parent proposes to register for its own account any of its capital stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Parent stock plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Merger Registrable Securities, or a registration in which the only Common Stock being registered Common Stock issuable upon conversion of debt securities that are also being registered or an SEC Rule 145 transaction), Parent shall, at such time, promptly give the Stockholder Representative written notice of such registration. Upon the written request of the Stockholder Representative given within ten (10) days after mailing of such notice by Parent in accordance with this Section 6.2(e)(i), Parent shall, subject to the provisions of this Section 6.2(e), use its commercially reasonable efforts to cause to be registered under the Securities Act in such proposed registration statement all of the Merger Registrable Securities that the Stockholder Representative, upon behalf of the Holder, has requested to be registered. The provisions of this Section 6.2(e)(i) shall only apply to a proposed registration of Parent’s securities to the extent that the Parent Current Registrable Securities have similar registration rights under Section 1.3 of the Parent Investor Rights Agreement and it is expressly understood and agreed that, to the extent the holders of the Parent Current Registrable Securities (acting alone or in conjunction with Parent), have a right to amend or waive any of the registration rights in the Parent Investor Rights Agreement, such holders shall have (without the consent of the Stockholder Representative or the Holders), the right to amend or waive the rights in this Section 6.2(e). In furtherance of the foregoing, any amendment or waiver of registration rights under the Parent Investor Rights Agreement by holders of the Parent Current Registrable Securities, shall constitute an amendment or waiver of the registration rights set forth in this Section 6.2(e).

(ii) Underwriting Requirements. If a registration statement for which Parent gives notice pursuant to Section 6.2(e)(i) is for an underwritten offering, then Parent shall so advise the Stockholder Representative. In such event, inclusion of any Merger Registrable Securities to be in a registration pursuant to Section 6.2(e) shall be conditioned upon the participation of the Holder of such Merger Registrable Securities in such underwriting and the entry by each Holder, into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Merger Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated first, to Parent, and second, on a pro rata basis, between the Parent Aggregate Registrable Securities. The Stockholder Representative may elect to partially or fully withdraw from any underwriting, on behalf of any one Holder or all Holders together, by written notice to Parent and the underwriter, delivered at least 10 business days prior to the effective date of the registration statement. Any Merger Registrable Securities held by such withdrawn Holders shall be excluded and withdrawn from the registration. For any Holder that is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, members, stockholders and retired partners and members, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(iii) Registration Statement Delay, Suspension and Termination. Neither the Stockholder Representative nor, for purposes of clarity, any Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement. Parent may, in its sole discretion, abandon, terminate or delay the filing of a registration statement or suspend or terminate a registration statement that has already been filed and/or declared effective. Upon receipt from Parent of any such suspension or termination of a registration statement, each Holder shall discontinue sales of Merger Registrable Securities pursuant to any such registration statement. If, pursuant to the terms of this Agreement, Parent shall have given notice to Holder of its intention to remove from registration the Merger Registrable Securities covered by the resale registration statement that have not been sold, Holder shall notify Parent promptly upon the receipt of such notice of the number of Merger Registrable Securities that are registered but remain unsold.

(iv) Expenses. Parent shall pay all of the expenses incurred (other than underwriting or selling discounts and commissions and applicable transfer taxes) in connection with the registration of Merger Registrable Securities pursuant to this Section 6.2(e), including all SEC and blue sky registration and filing fees, printing expenses, transfer agents’ fees, and the fees and disbursements of Parent’s outside counsel and independent accountants.

(v) Termination of Registration Rights. All registration rights granted under this Agreement shall terminate and be of no further force and effect on the earliest of (i) the date that all of the Merger Registrable Securities have been sold; (ii) 30 days after the initial effective date of the Resale Registration Statement; (iii) immediately prior to any Acquisition of Parent or (iv) the date that is one year following the date of this Agreement; provided, that in the event that any Holder may sell all of such Holder’s Merger Registrable Securities in a ninety (90) day period pursuant to Rule 144 without registration under the Securities Act, the obligations of Parent under this Section 6.2(e) to the Holder thereof shall be of no further force and effect whatsoever. Parent may suspend the registration rights contemplated pursuant to this Section 6.2(e) if it determines that doing so is advisable under securities laws, including the Securities Act.

(vi) Selling Stockholder Obligations. It shall be a condition precedent to the obligations of Parent under this Section 6.2(e) that the selling Holders (i) shall furnish to Parent such information regarding itself, the Merger Registrable Securities held by it, and the intended method of disposition of such securities as shall be requested by Parent to effect the registration of such the Merger Registrable Securities, including a selling stockholder and securities compliance questionnaire in a form reasonably required by Parent (ii) make representations and warranties regarding the accuracy of the information be provided by the Selling Stockholder in the registration statement and (iii) agree to such other covenants regarding the manner of resales under the registration statement as Parent may reasonably require. Notwithstanding the provisions hereof, the terms of this Section 6.2(e) with respect to Holders who are service providers to Parent shall be subject to Parent’s insider trading policy and limitations provided therein, as the same may be supplemented or amended from time to time.

(vii) Assignment of Registration Rights; Additional Registration Rights. For the avoidance of doubt, the registration rights under this Section 6.2(e) may not be assigned without the prior written consent of Parent in its sole discretion. Nothing in this Agreement shall limit Parent’s ability to grant registration rights to other persons and entities in Parent’s sole discretion.

(f) Commercially Reasonable Efforts. Prior to the Closing Date, at the request of Parent, the Company shall use its commercially reasonable efforts to cause each Effective Time Stockholder to execute and deliver to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and corporate laws. The Company will use commercially reasonable best efforts to inform the Effective Time Stockholders of confidential nature of this Agreement and to prevent disclosures of the terms of this Agreement, by the Company or by the Effective Time Stockholders, to any party that is not an Effective Time Stockholder.

(g) Purchaser Representative. To the extent that, based on the Stockholder Certificate, any Stockholder is not, in the reasonable determination of Parent, an Accredited Investor or otherwise does not have such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the prospective investment in Parent Common Stock (as contemplated by Rule 506(b)(2)(ii) of the Securities Act), the Company shall retain a Person, reasonably satisfactory to Parent, to act as a “Purchaser Representative” (as defined in Rule 501(a) of the Securities Act) for such Stockholder such that such Stockholder together with the Purchaser Representative is capable of evaluating the merits and risks of the prospective investment in Parent Common Stock, prior to delivery of the Information Statement or any solicitation of written consent. The Company shall obtain the written consent of any such Stockholder to the effect that such Purchaser Representative, or another purchaser representative (who, with such stockholder, would allow such Stockholder to have such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the prospective investment in Parent Common Stock), shall act as such Stockholder’s Purchaser Representative.

6.3 Closing Balance Sheet; Consideration Spreadsheet.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent (i) an unaudited balance sheet of the Company prepared in accordance with GAAP and setting forth the Company’s good faith estimate of the balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) and (ii) a statement (the “Closing Statement”) based on the Closing Balance Sheet, setting forth in reasonable detail a good faith estimate of the Company Closing Cash Amount, the Transaction Expenses and the Company Debt, which amounts shall be subject to the reasonable review and approval of Parent. The Closing Balance Sheet and the Closing Statement shall be certified in writing by the Company’s Chief Executive Officer and Chief Financial Officer (or such other officer of the Company serving in such capacity), as having been prepared in accordance with the foregoing terms and principles and the terms and principles set forth in the foregoing definitions. At the time of the Closing, the Aggregate Cash Consideration shall be calculated based upon the estimated Transaction Expenses and Company Debt and the Aggregate Stock Consideration shall be calculated based upon the estimated Company Closing Cash Amount, in each case, as set forth in the Closing Statement and subject to the reasonable review and approval of Parent.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), which sets forth a complete and correct statement of (a) the names of all Effective Time Stockholders and their respective addresses of record, indicating whether such holder is a Continuing Employee, the number of shares of Company Capital Stock held by such Effective Time Stockholder (including whether such shares are Common Stock, Series A Preferred Stock or Series B Preferred Stock and whether the holder thereof has designated such shares as Mixed Election Shares, Cash Election Shares or Stock Election Shares), whether such shares are Company Restricted Stock (and the vesting schedule for such shares, including whether such shares will be vested or unvested at the Effective Time), the respective Certificate numbers applicable to each share, the aggregate per share amount of Aggregate Cash Consideration and Aggregation Stock Consideration payable to each Effective Time Stockholder, the portion of the Escrow Amount to be withheld from each stockholder and contributed to the Escrow Amount (including the amount that will constitute Escrowed Cash and Escrowed Shares for each Effective Time Stockholder), in each applicable case, as provided in Section 2.7(e) and, for shares acquired on or after January 1, 2011, the tax basis of such shares, (b) all holders of Company Options and their respective addresses of record, whether each such holder is a Continuing Employee, the number of shares of Company Capital Stock underlying each such Company Option, the grant dates of such Company Options, the vesting arrangement with respect to such Company Options, (including an indication of which Company Options will be vested and unvested as of the Effective Time) indicating, with respect to each Company Option, whether such Company Options are incentive stock options or non-qualified stock options, the aggregate exercise price for each Company Option, the Option Exchange Ratio, the Option Termination Consideration, with respect to Continuing Employees, the number of options to purchase Parent Common Stock that such Company Options will be converted into and the adjusted exercise price thereof pursuant to the terms of Section 2.7(f), and with respect to Terminating Company Options, the aggregate amount of cash that such Terminating Company Option pursuant to the terms of Section 2.7(f), and (c) an aggregate calculation of the Aggregate Cash Consideration, the Aggregate Stock Consideration and the Aggregate Stock Number, including a detailed list (divided by payee where applicable) of the components of such consideration, including the Transaction Expenses, the Company Closing Cash Amount and the Company Debt set forth on the Closing Statement and a calculation of the Per Share Escrow Amount, in a form reasonably acceptable to Parent and which Consideration Spreadsheet shall be certified in writing as complete and accurate by the Chief Executive Officer of the Company.

6.4 Access to Information. Prior to Closing, the Company shall engage Ernst & Young, LLP (the “Auditors”) to prepare audited financial statements of the Company for the period from inception to June 30, 2010 and the year ended June 30, 2011 (the “Audited Financials”). The Company shall provide Parent, the Auditors and its employees, accountants, counsel and other authorized personnel, (a) upon reasonable advance notice and during normal business hours, access for inspection and copying of the books, records and historical financial information and data and access to their personnel in order to enable the Company, Parent and their Representatives to prepare the Audited Statements and to conduct an audit of the Audited Financials (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (c) access to all employees of the Company as identified by Parent. The Company shall and shall cause its management and Subsidiaries to, and shall request its independent accounting firm to provide customary representation letters and other customary documents and instruments which are reasonable requested by the Auditors to conduct the audit, review and confirmation of the Audited Financials (as applicable). The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 6.4 shall (x) limit or otherwise affect any remedies available to the party receiving such information, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any inaccuracy misrepresentations, breach of warranty or breach of covenant.

6.5 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.4 or pursuant to any notice provided in Section 6.6, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement dated as of March 11, 2011 (the “Confidentiality

Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence relating to, or transactions in, the Parent Common Stock in violation of applicable securities laws.

6.6 Notification of Certain Matters. The Company shall give prompt (not more than one (1) Business Day) notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice or (y) be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any inaccuracy misrepresentations, breach of warranty or breach of covenant.

6.7 Commercially Reasonable Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary Approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, and to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Section 6.7, Parent shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or affiliates or of the Company, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (iii) the imposition of any impediment on Parent, its Subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.

6.8 Consents and Modifications. The Company shall use commercially reasonable best efforts to (i) obtain all necessary consents, waivers and approvals of any parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time, (ii) provide all notices required under any Contract in connection with the Merger and (iii) enter into the modification and termination agreements listed on Schedule 6.8. Such consents, modifications, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other party to any such Contract conditions its grant of a consent, modification, termination, waiver or Approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract (the “Consent Fees”), the Company shall be responsible for making all payments required to obtain such consent, modification, waiver or Approval prior to the Closing. In the event the Merger does not close for any reason, Parent shall not have any Liability to the Company, the Stockholders or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such consents, modifications, termination, waivers and Approvals.

6.9 Directors and Officers.

(a) Parent shall cause the Final Surviving Entity to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and each person who is a director or officer of the Company as of the date hereof or who previously served in such capacity, provided such indemnification agreements are set forth in the Company Disclosure Letter and made available to Parent prior to the date hereof and (ii) any indemnification, exculpation or expense advancement provision under the Charter or Bylaws of the Company as in effect on the date of this Agreement (each of the persons to be indemnified pursuant to the agreements and provisions referred to in clauses (i) and (ii) of this Section 6.9 being referred to herein as a “Company Indemnified Party”). The Charter and Bylaws (or equivalent organizational documents) of the Final Surviving Entity and its Subsidiaries shall contain provisions with respect to indemnification and exculpation from liability that are substantially similar to those set forth in the Charter or Bylaws (or equivalent organizational documents) of the Company as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would materially and adversely affect the rights thereunder of any Company Indemnified Party. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties. The Company shall, prior to the Closing, cause each officer and director of the Company to execute a resignation release letter in the form attached hereto as Exhibit J (the “Director and Officer Resignation”), effective as of the Effective Time.

(b) Prior to the Closing, the Company shall obtain a “tail” insurance policy (the “Tail Insurance Policy”), with a claims period of at least six years from the Closing Date, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’, fiduciary and employment practices liability insurance, in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date.

6.10 Employee Matters.

(a) Termination of Certain Employee Plans. Effective no later than the day immediately preceding the Closing Date, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Terminating Employee Plans”). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Terminating Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Terminating Employee Plan(s) as Parent may reasonably require.

(b) Employee Plans. As of and following the Closing Date, Parent, in its sole and absolute discretion, will either (a) continue certain Company Employee Plans other than the 401(k) Plan (except as otherwise provided pursuant to Section 6.10(a)), (b) permit Continuing Employees to participate in the employee welfare benefit plans, programs or policies (including without limitation any vacation, sick, personal time off plans or programs) of Parent and any plan of Parent intended to quality within the meaning of Section 401(a) of the Code on terms substantially no less favorable than those provided to similarly situated employees of Parent, or (c) a combination of clauses (a) and (b).

(c) Pre-Closing Matters. Prior to the Closing, the Company shall provide Parent access to the current employees of the Company and use commercially reasonable efforts to have such employees enter into with Parent offer letters and Parent’s standard at-will employment, confidential information, invention assignment and arbitration agreement, in each case, to be effective on the Closing Date.

6.11 Expenses. Except as otherwise set forth herein, whether or not the Merger is consummated, all transaction expenses incurred in connection with the Merger, shall be the obligation of the respective party incurring such transaction expenses. All fees, costs and expenses incurred by the Company in connection with the Merger (whether or not such fees, costs and expenses are due upon notice or lapse of time or both and including benefits that may become payable in connection with termination of employment either at or following the Closing based on rights of the employee at the time of the Closing) including (i) all bonuses (including stay-bonuses, transaction completion bonuses), severance payments or other change-of-control or termination related or similar payments payable to the employees, consultants or members of the Board of Directors of the Company in connection with the execution of this Agreement or the transactions contemplated by this Agreement, including accrued-vacation and payroll obligations payable as of the Closing and including any payments set forth on Schedule 6.11, but excluding benefits pursuant to Contracts entered into by Parent with an employee at or following the Closing, (ii) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including the fees and expenses of the Purchaser Representative and including any fees and expenses to third parties to prepare financial statements and footnotes in preparation for an audit of the Company (but excluding fees and expenses payable to the Auditors in connection with auditing such statements and any fees and expenses payable to the Auditors in connection with the preparation of the Audited Financials); (iii) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the Merger; (iv) any other amounts paid to third parties in connection with the transactions contemplated hereby, including with respect to any Approvals (including all Consent Fees) set forth on Schedule 6.11, (v) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code which are not paid by the recipient of such payment, and any withholding, payroll, employment or similar Taxes, if any, required to be withheld or paid by Parent (on behalf of the Company), the Company, the Interim Surviving Corporation or the Final Surviving Entity with respect to the Merger Consideration payable pursuant to this Agreement or any of the amounts included in clause (i) of this Section 6.11, or any such Taxes that may arise if loans or other obligations owned by stockholders or employees are forgiven in the connection with the Merger, (vi) any forgiveness of Indebtedness which may become payable by the Company in connection with the execution of this Agreement or the transactions contemplated by this Agreement and (vii) the amount of the premium and any other amounts payable with respect to the Tail Insurance Policy, collectively shall be considered “Transaction Expenses.” At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent pay-off letters from any third-party that will be owed Transaction Expenses or Company Debt at or following the Effective Time which will be duly executed by the third-party payee and in form and substance reasonably acceptable to Parent. In no event shall the grant of any Parent equity to any employee of the Company at or following the Closing constitute Transaction Expenses.

6.12 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3).

6.13 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary Approvals and other documents required to be delivered hereunder, to execute and deliver such other instruments, and do and perform such other acts and things as requested by another party that may be reasonably necessary or desirable, for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.14 Public Disclosure. Each party shall not (and shall cause its Representatives not to) issue any statement or communication to any third Person (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the written consent of the other parties, except (i) as required by any party to comply with applicable Law or court order or as necessary for any party to enforce their rights hereunder, (ii) as necessary to Stockholders in order for the Company to obtain the Closing Stockholder Approval, and the Stockholder Certificate, and (iii) in the case of Parent and its Affiliates as may be required to comply with the requirements of any applicable rules or regulations of the New York Stock Exchange or the Financial Industry Regulatory Authority, and to disclose such other information that Parent deems appropriate in its reasonable judgment in light of its status as a publicly owned company. Notwithstanding the foregoing, after the Closing, if a Stockholder is an institutional securityholder of the Company, it may make private disclosures to investors in such Stockholder regarding the investment of such Stockholder in the Company.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and the Merger Subs to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following condition:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise materially impairing Parent, the Merger Subs or the Company’s ability to consummate of the Merger.

(b) Governmental Approval. All Approvals from any Governmental Entity relating to the transactions contemplated by this Agreement shall have been obtained.

7.2 Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and the Merger Subs:

(a) Representations, Warranties and Covenants. (i) (A) Each of the representations and warranties of the Company in this Agreement that is qualified by materiality or Company Material Adverse Effect shall have been true and correct in all respects on the date they were made, and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, (other than such representations and warranties of the Company as of a specified date, which shall be true and correct in all respects as of such date), (B) each of the representations and warranties of the Company in this Agreement that is not qualified by materiality or Company Material Adverse Effect shall have been true and correct in all material respects on the date they were made, and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, (other than the representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects as of such date) and (C) each of the Fundamental Representations shall have been true and correct in all respects on the date they were made, and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, (other than such representations and warranties of the Company as of a specified date, which shall be true and correct in all respects as of such date) and (ii) the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company, as of the Closing Date.

(b) No Material Adverse Effect. Since the date of the Current Balance Sheet, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect, determined without regard to whether such event or condition constitutes a breach of a representation or warranty.

(c) Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.

(d) Federal Securities Law Compliance. (i) Parent shall have received a duly completed Stockholder Certificates from each Effective Time Stockholder and (ii) the transactions contemplated by this Agreement relating to the issuance of shares of Parent Common Stock in the Merger shall have (a) satisfied the requirements for such shares to be exempt from registration under the Securities Act pursuant to Regulation D and (b) shall have satisfied one or more exemptions under all applicable state securities laws.

(e) Purchaser Representative Acknowledgement. The Company shall have obtained a “Purchaser Representative” (as defined in Rule 501(a) of the Securities Act) for each Effective Time Stockholder that is not an Accredited Investor as contemplated in Section 6.2(g) who is reasonably acceptable to Parent, and such Purchaser Representative and such Stockholders shall each have executed documentation reasonably satisfactory to Parent.

(f) Dissenters’ Rights. No more than three percent (3%) of the outstanding shares of Company Capital Stock shall be held by Stockholders that have a right to exercise appraisal, dissenters’ or similar rights under applicable Law with respect to their shares of Company Capital Stock by virtue of the Merger.

(g) Contract Consents and Modifications. The Company shall have delivered to Parent all necessary consents, waivers, modifications, terminations and approvals set forth on Schedule 7.2(g)(i) and shall have sent the notices set forth on Schedule 7.2(g)(ii).

(h) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or subsidiaries (i) by any Person arising out of, or in any way connected to, the Merger or the other transactions contemplated by this Agreement or otherwise seeking any of the results set forth in Section 6.7(a), (ii) by any Governmental Entity arising out of, or in any way connected to, the Merger or the other transactions contemplated by this Agreement or otherwise seeking any of the results set forth in Section 6.7(a) or (iii) by any Person, which, if determined adversely to the Company, could reasonably be expected to be material to the Company and its Subsidiaries.

(i) Financial Deliveries. Parent shall have received (i) the Closing Balance Sheet and the Closing Statement and (ii) the Consideration Spreadsheet as well as, in each case, the Company officer certifications related thereto as provided herein.

(j) Employee, Officer and Director Related Conditions.

(i) New Employment Arrangements. Each of the Key Employees (i) shall have executed a Key Employee Offer Letter which shall be in full force and effect, (ii) shall have agreed to be employees of Parent after the Effective Time, (iii) shall be employees of the Company immediately prior to the Effective Time and (iv) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Company following the Effective Time.

(ii) Non-Competition Agreements. Each of the individuals set forth on Exhibit B-1 (i) shall have entered into a Non-Competition Agreement and (ii) shall not have attempted to rescind such Non-Compete Agreement.

(iii) 280G Stockholder Approval.

(1) Each Person who might receive any payments and/or benefits referred to in Section 6.1(b) shall have executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall be in effect immediately prior to the Effective Time.

(2) With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the Stockholders shall have either (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or (B) disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its Subsidiaries shall not have any Liabilities with respect to any Section 280G Payments.

(k) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company (or such other officer of the Company serving in such capacity) for and on the Company’s behalf, to the effect that, as of the Closing, the conditions to the obligations of Parent and the Merger Subs set forth in Sections 7.2(a) – (j) have been satisfied (unless otherwise waived by Parent and the Merger Subs in writing in accordance with the terms hereof).

(l) Secretary’s Certificate. A certificate, validly executed by the Secretary of the Company, certifying (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors and (iii) the receipt of the Closing Stockholder Approval, indicating the number of shares of each class and each series of Company Capital Stock that have duly adopted this Agreement and the transactions contemplated hereby.

(m) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit K.

(n) Certificate of Good Standing; Certificate of Status of Foreign Corporation. Parent shall have received a certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to the Closing Date with respect to the Company. Parent shall have received a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within five (5) Business Days prior to the Closing Date.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) (A) Each of the representations and warranties of Parent and the Merger Subs in this Agreement that is qualified by materiality shall have been true and correct in all respects on the date they were made, and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, (other than such representations and warranties of Parent and the Merger Subs as of a specified date, which shall be true and correct in all respects as of such date) and (B) each of the representations and warranties of Parent and the Merger Subs in this Agreement that is not qualified by materiality shall have been true and correct in all material respects on the date they were made, and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, (other than the representations and warranties of Parent and the Merger Subs as of a specified date, which shall be true and correct in all material respects as of such date), and (ii) each of Parent and the Merger Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. The Company shall have received a certificate from Parent, validly executed by an officer of Parent for and on Parent’s behalf to the effect that, as of the Closing, the conditions to the obligations of the Company set forth in Section 7.3(a) have been satisfied (unless otherwise waived by the Company in writing in accordance with the terms hereof).

(c) New York Stock Exchange Listing. The shares of Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the New York Stock Exchange.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

8.1 Survival. The representations and warranties of the Company set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing, the Effective Time and the LLC Merger Effective Time for a period of twelve (12) months following the Closing Date (the “Survival Date”); provided, however, (i) that in the event of fraud or any willful or intentional breach of a representation or warranty and in the case of the Fundamental Representations, such representations and warranties shall survive for the applicable statute of limitations and (ii) the Specified Representations shall survive for eighteen (18) months following the Closing Date; provided, further, that notwithstanding the foregoing, to the extent there has been a claim prior to applicable survival termination date, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent and the Merger Subs set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Effective Time. The agreements, covenants and other obligations of the parties hereto shall survive the Closing, the Effective Time and the LLC Merger Effective Time in accordance with their respective terms.

8.2 Indemnification.

(a) Subject to the limitations set forth in Section 8.3, from and after the Effective Time, by virtue of the adoption by the Stockholders of this Agreement (regardless of whether or not such Stockholder has actually voted his, her or its Company Capital Stock in favor of the adoption of this Agreement) and, by virtue of the terms of the Stockholder Certificate and acceptance of the applicable portions of the Merger Consideration by such Persons, the Effective Time Stockholders (the “Indemnifying Parties”) shall severally and not jointly, indemnify and hold harmless Parent, the Interim Surviving Corporation and the Final Surviving Entity and each of their directors, officers and other employees, Affiliates, agents and other representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all Losses that the Indemnified Parties or any of them may suffer or incur to the extent arising out of, in connection with or related to, any of the following:

(i) (A) any breach or failure to be true of any representation or warranty of the Company (other than the Fundamental Representations and the Specified Representations) contained in this Agreement, the Related Agreements, or any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement, as of the execution of this Agreement by the Company or as of the Closing Date (as if made as of the execution of this Agreement by the Company and as of the Closing Date); (B) any breach or failure to be true of the Specified Representations contained in this Agreement, the Related Agreements or any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement, as of the execution of this Agreement by the Company or as of the Closing Date (as if made as of the execution of this Agreement by the Company and as of the Closing Date); (C) any breach or failure to be true of the Fundamental Representations contained in this Agreement, the Related Agreements, or any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement, as of the execution of this Agreement by the Company or as of the Closing Date (as if made as of the execution of this Agreement by the Company and as of the Closing Date); (D) any breach or failure to be true of any representation of an Effective Time Stockholder contained in a Stockholder Certificate as of the execution of this Agreement by the Company or as of the Closing Date (as if made as of the execution of this Agreement by the Company and as of the Closing Date); or (E) any Losses incurred under or in connection with the Related Agreements and any instruments delivered under the Agreement;

(ii) any nonfulfillment, nonperformance or other breach by the Company or any its Affiliates or, where applicable, its Representatives, of any covenant, undertaking or other agreement applicable to them that is contained in this Agreement, the Related Agreements or any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby;

(iii) any Stockholder-Related Claims or Losses;

(iv) any Additional Merger Consideration Adjustment Amounts;

(v)(A) any fraud committed by the Company or its Representatives and (B) any willful or intentional breach of this Agreement or any Related Agreement committed by the Company or its Representatives;

(vi) any costs and expenses of enforcement to recover Losses due to any Indemnified Party under this Article VIII;

(vii) any Pre-Closing Taxes; and

(viii) any matters disclosed on Schedule 8.2(a)(viii).

(b) For purposes of Section 8.2(a) only, once it has been established that there has been any breach or failure to be true of any representation or warranty, or any nonfulfillment, nonperformance or other breach of any covenant, undertaking or other agreement by the Company or any of its Affiliates when determining the amount of Losses suffered as a result of any such breach, failure to be true, nonfulfillment or nonperformance, any representation, warranty, covenant, undertaking or agreement given or made by the Company that is qualified or limited in scope as to materiality, Company Material Adverse Effect or similar qualifications shall be deemed to be made or given without such qualification.

(c) The Effective Time Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Company, the Interim Surviving Corporation, the Final Surviving Entity, Parent or the other Indemnified Parties with respect to any claim hereunder by any of the Company, the Interim Surviving Corporation, the Final Surviving Entity, Parent or the other Indemnified Parties.

(d) Without limiting Section 8.2(g), after the Effective Time, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties for the matters set forth in Section 8.2(a); provided, however, that nothing in the Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

(e) Any indemnity payment made pursuant to this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless a final determination with respect to the Indemnified Party or any of its affiliates causes any such payment not to be treated as an adjustment to the Merger Consideration for Tax purposes.

(f) Notwithstanding anything to the contrary set forth in this Agreement (i) the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto, (ii) nothing shall prohibit Parent from seeking and obtaining recourse against any Person in the event that Parent issues more than the portion of the Merger Consideration to which such Person is entitled pursuant to Article II hereof and (iii) nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party’s or parties’ obligations hereunder.

(g) Notwithstanding anything to the contrary set forth in this Agreement, any Person committing fraud or any willful or intentional breach of any representation, warranty or covenant set forth in this Agreement, in any Related Agreement, or in any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby, and any Stockholder or holder of Company Options complicit in such fraud, shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses suffered or incurred by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with such fraud or willful or intentional breach, without giving effect to the limitations in this Section 8.2 or Section 8.3.

8.3 Indemnification Limitations.

(a) From and after the Effective Time, except in the case of fraud or any willful or intentional breach of any representation or warranty set forth in this Agreement, in any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement by or on behalf of the Company, and except with respect to the Fundamental Representations, the Effective Time Stockholders shall not be obligated to indemnify the Indemnified Parties pursuant to Section 8.2(a)(i)(A),Section 8.2(a)(i)(B) or Section 8.2(a)(i)(D) until the aggregate amount of Losses claimed in Section 8.2(a)(i)(A), Section 8.2(a)(i)(B) or Section 8.2(a)(i)(D) exceeds $100,000 (the “Basket Amount”) after which all Losses (including the Basket Amount) shall be recoverable pursuant to the terms of, and subject to the limitations in, this Article VIII.

(b) Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is consummated, the Indemnifying Parties shall not be liable for any Losses indemnifiable pursuant to Section 8.2(a)(i)(A) in excess of the Escrow Amount; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the preceding restrictions set forth in this Section 8.3(b) shall not in any way limit or otherwise restrict any right in respect of any indemnification claims under any other provision of Section 8.2 or any other claims or causes of action under applicable law arising out of fraud or willful or intentional breach by the Company (or any of its agents) in connection with this Agreement or the transactions contemplated hereby (other than indemnification claims solely pursuant to Section 8.2(a)(v), which are addressed by Section 8.3(d)).

(c) Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is consummated, the Indemnified Parties shall not be entitled to recover any Losses from any Indemnifying Party in respect of any indemnification claims under or pursuant to Section 8.2(a)(i)(B), in the aggregate, in excess of an amount equal to 30% of the amount of Merger Consideration payable to such Indemnifying Party (including the amount payable from the Escrow Amount); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the preceding restrictions set forth in this Section 8.3(c) shall not in any way limit or otherwise restrict any right in respect of any indemnification claims under any other provision of Section 8.2 or any other claims or causes of action under applicable law arising out of fraud or willful or intentional breach by the Company (or any of its agents) in connection with this Agreement or the transactions contemplated hereby (other than indemnification claims solely pursuant to Section 8.2(a)(v), which are addressed by Section 8.3(d)).

(d) Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is consummated, the Indemnified Parties shall not be entitled to recover any Losses from any Indemnifying Party in respect of any indemnification claims (including, without limiting the proviso in Section 8.2(d), any indemnification claims brought under this Agreement with respect to any Related Agreement) in the aggregate, in excess of an amount equal to the amount of the Merger Consideration actually received by such Indemnifying Party.

8.4 Means of Indemnification.

(a) Procedures for Claims for Indemnification.

(i) Claim Certificate. An Indemnified Party may make an indemnification claim pursuant to this Agreement by delivering a certificate (a “Claim Certificate”) to the Stockholder Representative, with a copy to the Escrow Agent specifying (other than in connection with a Claim Certificate delivered pursuant to the following sentence) (i) that an Indemnified Party has suffered or incurred, or reasonably anticipates in good faith that it will have to suffer or incur, Losses and (ii) in reasonable detail the individual items of Losses included in the amount so stated (and the method of computation of each such item of Loss, if applicable), the date each such item was suffered or incurred, or the basis for such reasonably anticipated Loss(es); and (iii) the basis for indemnification under this Article VIII to which such item of Loss is related (including, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related). If Parent is entitled to withhold and retain any Escrowed Shares or Escrowed Cash issued with respect to shares of Company Restricted Stock as contemplated by Section 2.7(d)(iii) (the “Restricted Escrow Consideration”), it may deliver a Claim Certificate (a “Restricted Stock Claim”) to the Escrow Agent, with a copy to the Stockholder Representative, instructing the Escrow Agent to deliver such Escrowed Shares and/or Escrowed Cash to Parent, which Claim Certificate shall indicate the basis for such claim and the specific Escrowed Shares and amount of Escrow Cash to which the claim pertains.

(ii) Objection Notice. Following the receipt of a Claim Certificate, the Stockholder Representative, on behalf of the Stockholders, shall have fifteen (15) Business Days after the date the Claim Certificate is delivered to the Stockholder Representative to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to Parent, with a copy to the Escrow Agent. In the event that the Stockholder Representative shall fail to object to any item or amount set forth in a Claim Certificate by delivering to Parent an Objection Notice within the foregoing fifteen (15) Business Day period, such failure shall be an irrevocable acknowledgement and be deemed to be an agreement by the Stockholder Representative and the Effective Time Stockholders that the Indemnified Party is entitled to the full amount of the claim for Losses (or, if applicable, distribution of the Restricted Escrow Consideration) set forth in the Claim Certificate and upon the expiration of such fifteen (15) Business Day period, the Escrow Agent shall promptly release from the Escrow Fund and deliver to Parent or its designated Indemnified Party an amount (calculated as set forth in Section 8.4(a)(v)) equal to any item(s) and amount(s) that the Stockholder Representative is deemed to have acknowledged and agreed to pursuant to this Section 8.4(a)(ii) or, if applicable, the Restricted Escrow Consideration.

(iii) Claim Resolution. In the event that the Stockholder Representative shall have timely objected pursuant to Section 8.4(a)(ii) to any item(s) or amount(s) set forth in any Claim Certificate, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(iv) Unresolved Claims. If no such agreement can be reached after good faith negotiation and prior to twenty (20) Business Days after delivery of an Objection Notice, then the Indemnified Party shall be entitled to pursue its available remedies for resolving its claim for indemnification. The Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund to the Indemnified Parties in accordance with the terms of any award, judgment, decree or order, as applicable, with respect to any such claim for indemnification and following receipt of such award, judgment, decree or order, the Escrow Agent shall promptly release from the Escrow Fund and deliver to Parent such amount of cash and/or such shares of Parent Common Stock equal to the amount that Parent is entitled to pursuant to such award, judgment, decree or order.

(v) Distributions from Escrow. The following principals shall apply for determining the relative amount of Escrowed Cash and Escrowed Shares to be distributed from the Escrow Fund to satisfy an indemnification claim (other than with respect to distributions of Restricted Escrow Consideration in connection with a Restricted Stock Claim), (i) each Effective Time Stockholder with Escrowed Cash and/or Escrowed Shares remaining in the Escrow Fund (each a “Contributing Effective Time Stockholder”) shall contribute to the distribution on a pro rata basis based upon the amount of Escrowed Cash and Escrowed Shares of such Contributing Effective Time Stockholder in the Escrow Fund at the time of distribution as compared to the full amount of Escrowed Cash and Escrowed Shares held in the Escrow Fund at the time of distribution, (ii) each contributing Effective Time Stockholder shall contribute to such distribution first from the Escrowed Cash of such Contributing Effective Time Stockholder held in the Escrow Fund at the time of such distribution, and then, to the extent that such Contributing Effective Time Stockholder’s Escrowed Cash has been exhausted, from the Contributing Effective Time Stockholder’s Escrowed Shares held in the Escrow Fund at the time of the distribution and (iii) all Escrowed Shares shall be valued at the Trading Price. Any Escrowed Shares distributed to Parent shall be canceled and terminated without any further right of the Effective Time Stockholders in whose name the Escrowed Share was issued to receive such share.

(vi) Satisfaction of Claims. If any indemnification claim pursuant to Section 8.2 is required to be paid directly by an Indemnifying Party during the six month period following the date of this Agreement, the following provisions shall apply with respect to the payment and satisfaction of such claim: (A) if the Indemnifying Party received any portion of the Merger Consideration in cash (i) then any indemnifiable Losses pursuant to this Article VIII payable to an Indemnified Party will first be required to be paid by such Indemnifying Party in cash up to the amount of cash that such Indemnifying Party received as Merger Consideration and (ii) thereafter, the Indemnifying Party will be permitted to satisfy such indemnification claim either (at the election of the Indemnifying Party) in cash or through the forfeiture of shares of Parent Common Stock received as Merger Consideration; and (B) if the Indemnifying Party received its entire portion of the Merger Consideration in shares of Parent Common Stock, then any indemnifiable Losses pursuant to this Article VIII payable to an Indemnified Party may be satisfied either (at the election of the Indemnifying Party) in cash or through the forfeiture of shares of Parent Common Stock received as Merger Consideration. The foregoing sentence shall not apply with respect to any indemnification claim pursuant to Section 8.2 that is required to be paid directly by an Indemnifying Party after the six month period following the date of this Agreement. A claim being satisfied through the forfeiture of shares of Parent Common Stock will not be deemed satisfied until the Indemnifying Party has executed the documents required by Parent’s transfer agent to effectuate such forfeiture (including stock powers with respect to such forfeited shares). Any such shares of Parent Common Stock forfeited pursuant to this Section 8.2(a)(vi) shall be valued at the Trading Price for purposes of such forfeiture.

(b) Third-Party Claims. In the event that Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (each, a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article VIII, Parent shall notify the Stockholders Representative of such claim (the “Third Party Claim Notice”), and the Stockholders Representative shall be entitled on behalf of the Stockholders, at its sole option and expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The failure to so notify the Stockholders Representative shall not relieve the Stockholders of any Liability, except to the extent the Stockholders Representative demonstrates that the defense of such Third Party Claim is actually and materially prejudiced thereby. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any Third Party Claim; provided, however, that except with the consent of the Stockholders Representative (not to be unreasonably withheld or delayed), no settlement of any such Third Party Claim shall be determinative of the amount of Losses relating to such matter or whether the Indemnified Parties are entitled to indemnification hereunder with respect thereto. In the event that the Stockholders Representative has consented to any such settlement, the Stockholders shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement. Neither the Stockholders Representative nor any Stockholder may settle or compromise any such Third Party Claim without the prior written consent of the relevant Indemnified Party(ies).

(c) Agreed-Upon Losses. This Section 8.4 shall not apply to claims against the Escrow Fund made in respect of any Dissenting Share Payments to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Stockholders would have received in the Merger had no Dissenting Share Payment been made (an “Agreed Upon Loss”); provided, however, Dissenting Share Payments made in connection with the settlement by Parent of a dissenters or appraisal proceeding shall not constitute Agreed Upon Losses unless the Stockholder Representative consented to such settlement (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, each of the Company, the Stockholders and the Stockholder Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss. The Stockholder Representative hereby authorizes the Escrow Agent to pay from the Escrow Fund all such amounts equal to the amount of Losses claimed in any Claim Certificate in respect of any Agreed-Upon Loss upon receipt of such Claim Certificate without regard to the notice periods or procedures otherwise set forth in this Section 8.4.

8.5 Escrow Arrangements.

(a) Escrow Fund. The Escrow Fund shall constitute partial security for the indemnification obligations provided for in this Article VIII and shall be available to compensate the Indemnified Parties for any claims made by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Distribution of Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing until 11:59 p.m., Pacific Time, on the Survival Date (the “Escrow Period”) and the Escrow Agent shall, subject to the terms hereof, promptly distribute the funds and shares then held in the Escrow Fund to the Effective Time Stockholders following such termination; provided, however, that the Escrow Fund shall not terminate with respect to any amount necessary in the good faith, reasonable judgment of Parent to satisfy any unsatisfied claims specified in any Claim Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Stockholder Representative during the Escrow Period and any such amount shall not be distributed to the Effective Time Stockholders at such time; provided, further, that as soon as all such Unresolved Claims have been resolved and all amounts to which the Indemnified Parties are entitled have been distributed to the Indemnified Parties, the Escrow Agent shall promptly deliver to the Effective Time Stockholders that portion of the remaining Escrow Fund, if any. Deliveries to Effective Time Stockholders pursuant to this Section 8.5 of Escrowed Shares remaining in the Escrow Fund shall be made to the Effective Time Stockholder in whose name the Escrowed Shares were issued. Deliveries pursuant to this Section 8.5 of Escrowed Cash remaining in the Escrow Fund shall be distributed on a pro rata basis to the Effective Time Stockholders in proportion to the amount of cash contributed to the Escrow Fund by each Effective Time Stockholder. The portion of the Escrow Fund payable to each Effective Time Stockholder shall be released only after such Effective Time Stockholder has complied with the requirements for delivery of the Merger Consideration provided in Section 2.9.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as an escrow fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of Section 8.4 and Section 8.5, as applicable, and only pursuant to their terms.

(ii) The Escrow Agent is hereby directed to deposit and invest the cash component of the Escrow Funds in the U.S. Bank Money Market Deposit Account. The parties hereto acknowledge that the U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit with U.S. Bank. U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates currently offered on the accounts are determined at U.S. Bank’s discretion and may be tiered by customer deposit amount. The owner of the accounts is U.S. Bank as Escrow Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Each account is insured by the Federal Deposit Insurance Corporation as determined under FDIC Regulations, up to applicable FDIC limits. Any and all interest earned on cash in the Escrow Fund after the deposit shall be added to the Escrow Fund and shall become a part thereof. Escrow Agent shall thereafter hold, maintain and utilize the Escrow Fund pursuant to the terms and conditions of this Agreement.

(iii) Each of the Stockholders shall have voting rights with respect to the shares of Parent Common Stock contributed to and held in the Escrow Fund on behalf of such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). The Escrow Agent shall from time to time deliver such proxies, consents and other materials and documents as may be necessary to enable the Stockholders to exercise such voting rights, and shall instruct the Stockholders to return any instructions with respect to such voting rights to the Escrow Agent, who shall tabulate all votes received by the Stockholders and shall vote on their behalf in accordance with the instructions given by each such Stockholder. In the absence of instructions by any such Stockholder, the Escrow Agent shall not vote any of the shares held on behalf of such Stockholder.

(iv) Except as provided in Section 8.5(c)(vi) below, cash dividends, and any non-cash taxable dividends or distributions, on any shares of Parent Common Stock in the Escrow Fund shall be distributed to the Stockholders according to their Pro Rata Portion, and shall not become a part of the Escrow Fund. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent after the Effective Time in a nontaxable transaction (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The parties hereto (other than the Escrow Agent) agree that the Stockholders are the owners of any stock in the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

(v) Except as provided in Section 8.5(c)(vi) below, for tax reporting and withholding purposes, and consistent with Proposed Treasury Regulations Section 1.468B-8(c), Parent shall be treated as the owner of the cash in the Escrow Fund and shall be liable and responsible for any Taxes due with respect to income earned on such cash. Upon the release of any portion of the cash in the Escrow Fund to the Stockholders, a portion of such cash paid from the Escrow Fund shall be treated as interest under the imputed interest rules of the Code.

(vi) Cash dividends, and any non-cash taxable dividends or distributions, on any unvested shares of Parent Common Stock in the Escrow Fund shall be treated as distributed to the Stockholders holding such unvested shares of Parent Common Stock according to their Pro Rata Portion for U.S. federal income tax purposes, but shall be retained in the Escrow Fund, provided that: (A) such dividends or distributions shall not be subject to any indemnity claims under this Article VIII; (B) notwithstanding Section 8.5(c)(ii), such dividends or distribution shall not be invested in any income-production assets; and (C) any dividends or distributions with respect to unvested shares of Parent Common Stock shall be distributed to the Stockholders holding such unvested shares according to their Pro Rata Portion when the repurchase right set forth in Section 2.7(d)(iii) hereof lapses with respect to such shares.

(vii) The letter of transmittal delivered to the Stockholders pursuant to Section 2.9 shall include a Form W-9 or original W-8 IRS tax form which shall be provided to the Escrow Agent prior to the disbursement of interest and the Escrow Agent will file the appropriate 1099 or other required forms pursuant to Federal and State laws. A statement of citizenship will be provided if requested by Escrow Agent. Escrow Agent shall not be responsible for maximizing the yield on the Escrow Fund. Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment.

(viii) The parties acknowledge that to the extent regulations of the Comptroller of Currency or other applicable regulatory entity grant a right to receive brokerage confirmations of security transactions of the escrow, the parties waive receipt of such confirmations, to the extent permitted by law. The Escrow Agent shall furnish a statement of security transactions on its regular monthly reports.

(d) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by the Escrow Agent and an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court and joint written instructions of Parent and the Stockholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and all amounts held in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages, except for gross negligence or willful misconduct on the part of the Escrow Agent. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(e) The parties and their respective successors and assigns agree severally, but not jointly, to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent as follows: 50% to be paid by Parent and 50% to be paid by the Escrow Fund.

(f) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor Escrow Agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor Escrow Agent within such time, the Escrow Agent shall have the right to appoint a successor Escrow Agent. The successor Escrow Agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Upon appointment of a successor Escrow Agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(g) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent and such fee shall be based in accordance with the standard fee schedule of the Escrow Agent, attached hereto as Exhibit L. It is understood that the fees and usual charges agreed upon for services of the Escrow

Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of this Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(h) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

8.6 Stockholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by a majority of the Effective Time Stockholders, each of the Effective Time Stockholders shall be deemed to have agreed to appoint M. Helen Bradley as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Effective Time Stockholders to give and receive notices and communications, to agree to the adjustment (if any) of the Merger Consideration pursuant to the terms of the Agreement, to authorize deductions from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to the foregoing adjustments or payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Effective Time Stockholder or by any such Stockholder against any Indemnified Party, any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (1) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, or (2) specifically mandated by the terms of this Agreement. Such agency may be changed by the Effective Time Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund (based on their respective Pro Rata Portions therein) agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund (based on their respective Pro Rata Portions therein). No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Effective Time Stockholders.

(b) The Stockholder Representative shall not be liable to the Effective Time Stockholders for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Effective Time Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to the terms of this Agreement, shall constitute a decision of the Effective Time Stockholders and shall be final, binding and conclusive upon the Effective Time Stockholders, and Parent and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Effective Time Stockholders. Parent, the Merger Subs and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

8.7 Representative Fund. Immediately following the Effective Time, Parent shall deliver to the Stockholder Representative an amount of cash equal to the Representative Fund, which shall reduce the Aggregate Cash Consideration. The Representative Fund shall be used by the Stockholder Representative solely for payment of out-of-pocket expenses, in each instance incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s duties and obligations hereunder. Notwithstanding anything to the contrary herein, in no event shall (i) any Indemnified Party have any rights in or to the Representative Fund or (ii) Parent have any obligation or incur any expense with respect to the Representative Fund. Parent shall not have any responsibility or liability for the manner in which the Stockholder Representative uses the amount reserved for the Representative Fund. Promptly following the distribution of the Escrow Fund pursuant to the terms of Section 8.5 and resolution of all pending claims identified in any officer’s certificate, the remainder of the Representative Fund, if any, shall be distributed by the Escrow Agent on behalf of the Stockholder Representative to the Effective Time Stockholders based on such Effective Time Stockholders’ Pro Rata Portion of the Representative Fund. Parent shall have no obligation with respect to the distribution of any remaining amount of the Representative Fund.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by a mutual written agreement of Parent and the Company;

(b) by Parent if the Closing Stockholder Approval has not been obtained within two (2) hours of the execution and delivery of this Agreement;

(c) by either the Company or Parent if the Merger shall not have been consummated on or prior to November 3, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by Parent, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e) by Parent, if there shall have occurred a Company Material Adverse Effect;

(f) by Parent, if there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by the Company, if there has been a breach of any representation, warranty, covenant or agreement of Parent and the Merger Subs set forth in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Merger Subs, the Company or the Stockholder Representative, or any of their respective directors, officers or other employees, or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any intentional breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Section 6.5 (Confidentiality), Section 6.11 (Expenses), Article X hereof (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendments; No Waiver. Subject to applicable Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided however, that, for purposes of this Section 9.3, the Stockholders agree that any amendment or waiver of the Agreement signed by the Stockholder Representative shall be binding upon and effective against each of the Stockholders whether or not they have signed such amendment or waiver. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.4 Extension; Waiver. Parent and the Merger Subs may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the Company or the Stockholder Representative, (b) waive any inaccuracies in the representations and warranties made by the Company contained herein or in any document delivered pursuant hereto and (c) waive compliance by the Company with any of the covenants, agreements or conditions contained herein. The Company and the Stockholder Representative may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of Parent or the Merger Subs, (b) waive any inaccuracies in the representations and warranties made by Parent and the Merger Subs contained herein or in any document delivered pursuant hereto and (c) waive compliance by Parent or the Merger Subs with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Stockholders agree that, except as otherwise required by Delaware Law, any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, on the date of delivery; (b) if delivered by facsimile or electronic mail (“e-mail”), on the date of confirmation of receipt of transmission (including electronic confirmation by the facsimile equipment); and (c) if delivered by Federal Express or another nationally recognized courier service, on the date of receipt (or, if earlier, the first Business Day following the date deposited with the nationally recognized courier service). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Parent or the Merger Subs, to:

Fusion-io, Inc.

Attn: Chief Legal Officer

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

Fax: 801-386-7933

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Larry W. Sonsini

Attention: Robert G. Day

Tel: (650) 493-9300

Fax: (650) 493-6811

(b)	If to the Company (prior to the Closing), to:

IO Turbine, Inc.

3031 Tisch Way, Ste 450

San Jose, CA 95128

Tel: 408-246-9922

Fax: 408-247-7701

With a copy to:

White & Lee LLP

Attn: Mark Cameron White

Attn: Mark James

541 Jefferson Avenue, Ste 100

Redwood City, CA 94063

Tel: 650-298-6000

Fax: 650-298-6099

(c)	If to the Stockholder Representative, to

Rep: M. Helen Bradley

394 Stebick Drive

Atherton CA 94027

Tel: 650-303-5461,

(d)	If to the Escrow Agent, to

U.S. Bank Corporate Trust Services

Attn: Susan Selser

60 Livingston Avenue

Tel: 651-495-3731

Fax: 651-495-8087

Email: susan.selsser@usbank,com

With a faxed copy to:

Kim Galbraith

801-534-6013

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Transmission of executed counterparts by fax, email or similar electronic means shall have the same effect as physical delivery.

10.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Letter, the Confidentiality Agreement, dated as of March 11, 2011, between Parent and the Company, the Related Agreements and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement in accordance with its terms.

10.4 Third Parties. Except as specifically set forth or referred to herein in Section 6.9 with respect to the Company Indemnified Parties, this Agreement, the Exhibits and Schedules hereto, including the Company Disclosure Letter, the Confidentiality Agreement, the Related Agreements and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

10.5 Assignment. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Letter, the Confidentiality Agreement, the Related Agreements and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.6 Severability. In the event that any provision of this Agreement or the application hereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances shall not be affected thereby and will be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Without limiting Section 8.2(d), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything herein to the contrary, if an Indemnified Party pursues a claim for indemnification against any Indemnifying Party under Article VIII on the basis of fraud or willful or intentional breach, and an arbitrator or court of competent jurisdiction determines, in a final order, that such Indemnified Party had no reasonable basis for such claim and that the pursuit of such claim was frivolous and malicious, then such Indemnified Party shall pay the reasonable and actual documented legal fees, costs and expenses of the Indemnifying Party(ies) incurred solely in connection with the defense of such claim of fraud or willful or intentional breach (and not including any such amounts incurred in connection with any other claim).

10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

10.9 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court and any appellate court thereto in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

10.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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IN WITNESS WHEREOF, Parent, the Merger Subs, the Company, the Stockholder Representative and the Escrow Agent have executed, or caused this Agreement to be executed, all as of the date first written above.

FUSION-IO, INC.

By:

Name:
Title:

THUNDERBIRD ACQUISITION CORP.

By:

Name:
Title:

THUNDERBIRD MERGER SUB LLC

By:

Name:
Title:

IO TURBINE, INC.

By:

Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE

By:

Name:
Title:

U.S. BANK, NATIONAL ASSOCIATION

By:

Name:
Title:

AGREEMENT AND PLAN OF REORGANIZATION